EXHIBIT 10.2

THE TERMS AND PROVISIONS OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION THE LIENS AND SECURITY INTERESTS GRANTED HEREIN, ARE SUBJECT TO THE TERMS OF THAT CERTAIN INTERCREDITOR AGREEMENT DATED AS OF JANUARY 31, 2007 BETWEEN LASALLE BANK NATIONAL ASSOCIATION, AS FIRST LIEN AGENT, AND LASALLE BANK NATIONAL ASSOCIATION, AS SECOND LIEN AGENT (AS AMENDED OR OTHERWISE MODIFIED FROM TIME TO TIME, THE “INTERCREDITOR AGREEMENT”). EACH PARTY TO THIS AGREEMENT IRREVOCABLY AGREES TO BE BOUND BY THE PROVISIONS OF THE INTERCREDITOR AGREEMENT.

SECOND LIEN LOAN AND SECURITY AGREEMENT

by and among

LASALLE BANK NATIONAL ASSOCIATION, as Agent,

LASALLE BANK NATIONAL ASSOCIATION, as Administrative Agent,

THE FINANCIAL INSTITUTIONS FROM TIME TO TIME

A PARTY HERETO, as Lenders

and

APAC CUSTOMER SERVICES, INC., as Borrower

DATED AS OF JANUARY 31, 2007

TABLE OF CONTENTS

Page

EXHIBIT A — BUSINESS AND COLLATERAL LOCATIONS
EXHIBIT B — COMPLIANCE CERTIFICATE
EXHIBIT C — COMMERCIAL TORT CLAIMS
EXHIBIT D — FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT
EXHIBIT E — FORM OF PROMISSORY NOTE

SCHEDULE 1-A — PERMITTED INVESTMENTS
SCHEDULE 1-B — PERMITTED LIENS
SCHEDULE 11(g) — LITIGATION
SCHEDULE 11(i) — AFFILIATE TRANSACTIONS
SCHEDULE 11(j) — NAMES & TRADE NAMES
SCHEDULE 11(n) — INDEBTEDNESS
SCHEDULE 11(p)-A – PARENT AND SUBSIDIARIES
SCHEDULE 11(p)-B — AFFILIATES
SCHEDULE 11(q) – DEFAULTS
SCHEDULE 17(a) – CLOSING DOCUMENT CHECKLIST

SECOND LIEN LOAN AND SECURITY AGREEMENT

THIS SECOND LIEN LOAN AND SECURITY AGREEMENT (as amended, modified or supplemented from time to time, this “Agreement”) made this 31st day of January, 2007 by and among LASALLE BANK NATIONAL ASSOCIATION, in its capacity as Agent as specified herein (“Agent”) for itself and all other lenders from time to time a party hereto (“Lenders”), LASALLE BANK NATIONAL ASSOCIATION, in its capacity as Administrative Agent as specified herein, all other Lenders and APAC CUSTOMER SERVICES, INC., an Illinois corporation, having its principal place of business at Six Parkway North, Deerfield, Illinois 60015 (“Borrower”).

W I T N E S S E T H:

WHEREAS, Borrower has requested that Lenders make a certain term loan available to Borrower, and the parties hereto wish to provide for the terms and conditions upon which such term loan shall be made;

NOW, THEREFORE, in consideration of any loans made to Borrower by Lenders, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Borrower, the parties agree as follows:

1. DEFINITIONS.

"Account”, “Account Debtor”, “Chattel Paper”, “Commercial Tort Claims”, “Deposit Accounts”, "Documents”, “Electronic Chattel Paper”, “Equipment”, “Fixtures”, “General Intangibles”, “Goods”, "Instruments”, “Inventory”, “Investment Property”, “Letter-of-Credit Right”, “Proceeds” and "Tangible Chattel Paper” shall have the respective meanings assigned to such terms in the Illinois Uniform Commercial Code, as the same may be in effect from time to time.

"Administrative Agent” shall mean LaSalle Bank National Association, acting in its capacity as Administrative Agent hereunder (and not in its capacity as a Lender), and any Person succeeding to LaSalle Bank National Association in such capacity, in accordance with the terms and provisions hereof.

"Affiliate” shall mean any Person (other than an individual) (i) which directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, Borrower, (ii) which beneficially owns or holds fifteen percent (15%) or more of the voting control or equity interests of Borrower, or (iii) fifteen percent (15%) or more of the voting control or equity interests of which is beneficially owned or held by Borrower.

"Agent” has the meaning specified in the Recitals to this Agreement.

"Agreement” has the meaning specified in the Recitals to this Agreement.

"Applicable Margin” shall mean seven and one-fourth of one percent (7.25%).

"Approved Electronic Form” shall have the meaning specified in Section 30 hereof.

"Assignment and Acceptance” shall have the meaning specified in Section 20 hereof.

"Borrower” has the meaning specified in the Recitals to this Agreement.

"Business Day” shall mean any day other than a Saturday, a Sunday or (i) with respect to all matters, determinations, fundings and payments in connection with LIBOR Rate Loans, any day on which banks in London, England or Chicago, Illinois are required or permitted to close, and (ii) with respect to all other matters, any day that banks in Chicago, Illinois are required or permitted to close.

"Capital Adequacy Charge” shall have the meaning specified in subsection 4(c)(iv) hereof.

"Capital Adequacy Demand” shall have the meaning specified in subsection 4(c)(iv) hereof.

"Capital Expenditures” shall mean with respect to any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including expenditures for capitalized lease obligations) by Borrower and its Subsidiaries during such period that are required by generally accepted accounting principles, consistently applied, to be included in or reflected by the property, plant and equipment or similar fixed asset accounts (or intangible accounts subject to amortization) on the balance sheet of Borrower and its Subsidiaries less the sum of (i) the amount of net cash proceeds received from the sale of such property, plant and equipment or similar fixed asset that have been applied against the “Revolving Loans” (as such term is defined in the First Lien Loan Agreement) of Borrower during such period (with such amount being limited to $2,000,000 for the fiscal quarter ending December 31, 2006 and such amount being limited to $2,000,000 in the aggregate from and following January 1, 2007), and (ii) to the extent otherwise constituting Capital Expenditures during such period in accordance with the definition hereof, the aggregate amount of incentive payments or reimbursement payments received by Borrower or any of its Subsidiaries in connection with real estate transactions including but not limited to improvements made to such real estate for the benefit of Borrower or any of its Subsidiaries and not resulting in net out-of-pocket expenditures by Borrower or any of its Subsidiaries.

"Cash Equivalent” shall mean any of the following: (a) marketable direct obligations of the Government of the United States or any agency thereof backed by the full faith and credit of the United States maturing within 365 days of the acquisition thereof, (b) certificates of deposit, time deposits or bankers acceptances issued by any Lender or any United States commercial bank having combined capital and surplus of at least $250,000,000, (c) commercial paper maturing within 270 days of the acquisition thereof issued by any Person organized under the laws of any state of the United States and rated at least P-1 by Moody’s or “A-1” by S&P, (d) marketable general obligations of a state or municipality of the United States, or any political subdivision of any of the foregoing maturing within 365 days from the date of acquisition thereof, unconditionally secured by the full faith and credit of such state or municipality or political subdivision and having at the time of acquisition one of the two highest ratings obtainable from either S&P or Moody’s, or (e) investments in money market funds, the portfolios of which are limited to holding no less than 95% of their assets in investments of the type described in clauses (a), (b), (c) and (d) of this definition.

"Code” means the Internal Revenue Code of 1986, as amended, and any successor law.

"Collateral” shall mean all of the property of Borrower described in Section 5 hereof, together with all other real or personal property of any Obligor or any other Person now or hereafter pledged to Agent, for the benefit of Agent, Administrative Agent and Lenders, to secure, either directly or indirectly, repayment of any of the Liabilities.

"Discharge of First Lien Claim” shall have the meaning set forth in the Intercreditor Agreement.

"EBITDA” shall mean, with respect to any period, Borrower’s and its Subsidiaries’ net income for such period, plus the sum (without duplication) of all amounts deducted in arriving at such net income amount in respect of (i) interest expense for such period, (ii) federal, state and local income taxes for such period, (iii) amounts properly charged for depreciation of fixed assets and amortization of intangible assets (including, without limitation, goodwill, deferred expenses and organization costs) for such period, (iv)  all cash and non-cash restructuring charges incurred during the period from July 1, 2005 through December 31, 2006 and not to exceed $10,000,000 including those in connection with the Restructuring, (v) the write down of goodwill in the quarter ending September 30, 2005 in an amount not to exceed $11,000,000, (vi) with respect to periods beginning after December 31, 2006, cash and non-cash restructuring charges incurred during the period and not to exceed $2,500,000 in any Fiscal Year, (vii) non-cash charges related to the expensing of options for Borrower’s common stock incurred during such period and (viii) non-cash asset impairment charges incurred during such period, all on a consolidated basis.

"Environmental Laws” shall mean all federal, state, district, local and foreign laws, rules, regulations, ordinances, and consent decrees relating to hazardous substances, pollution, environmental matters and any material health and/or safety matters, as now or at any time hereafter in effect, applicable to Borrower’s business or facilities owned or operated by Borrower, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contamination, chemicals, or hazardous, toxic or dangerous substances, materials or wastes into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

"ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, modified or restated from time to time.

"Event of Default” shall have the meaning specified in Section 15 hereof.

"Exited Business” shall have the meaning specified in the definition of “Restructuring.”

"Exited Business Assets” shall have the meaning specified in the definition of “Restructuring.”

"First Lien Agent” shall mean LaSalle Bank National Association, in its capacity as “Agent” under the terms of the First Lien Loan Agreement.

"First Lien Debt” shall mean the senior secured first lien loan facility made by the First Lien Lenders and First Lien Agent to the Borrower on the date hereof pursuant to the First Lien Loan Agreement.

"First Lien Lenders” shall mean the “Lenders” as such term is defined in the First Lien Loan Agreement.

"First Lien Loan Agreement” shall mean that certain Second Amended and Restated Loan and Security Agreement of even date herewith by and among First Lien Agent, First Lien Lenders and Borrower, as the same may be amended or otherwise modified from time to time pursuant to the terms of the Intercreditor Agreement.

"Fiscal Year” shall mean each twelve (12) month accounting period of Borrower, which ends on the Sunday closest to December 31 of each year.

"Fixed Charges” shall mean for any period, without duplication, scheduled payments of principal during the applicable period with respect to all indebtedness of Borrower and its Subsidiaries, on a consolidated basis, for borrowed money, plus scheduled payments of principal during the applicable period with respect to all capitalized lease obligations of Borrower and its Subsidiaries, on a consolidated basis, plus scheduled payments of interest during the applicable period with respect to all indebtedness of Borrower and its Subsidiaries, on a consolidated basis, for borrowed money including capital lease obligations, plus Unfinanced Capital Expenditures of Borrower and its Subsidiaries, on a consolidated basis, during the applicable period, plus payments during the applicable period in respect of income or franchise taxes of Borrower and its Subsidiaries, on a consolidated basis; provided, that, if the applicable period of measurement includes any period of time beginning on or after October 1, 2006, Fixed Charges shall be reduced for such measurement period by the amount of Capital Expenditures (in the direct order of incurrence) incurred from and following October 1, 2006 and during such period, in an aggregate amount not to exceed $15,000,000 during the term of this Agreement.

"Hazardous Materials” shall mean any hazardous, toxic or dangerous substance, materials and wastes, including, without limitation, hydrocarbons (including naturally occurring or man-made petroleum and hydrocarbons), flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, biological substances, polychlorinated biphenyls, pesticides, herbicides and any other kind and/or type of pollutants or contaminants (including, without limitation, materials which include hazardous constituents), sewage, sludge, industrial slag, solvents and/or any other similar substances, materials, or wastes and including any other substances, materials or wastes that are or become regulated under any Environmental Law (including, without limitation any that are or become classified as hazardous or toxic under any Environmental Law).

"Indemnified Party” shall have the meaning specified in Section 23 hereof.

"Intent-To-Use-Applications” shall have the meaning specified in subsection 5(a) hereof.

"Intercreditor Agreement” shall mean that certain Intercreditor Agreement dated as of the date hereof between Agent and First Lien Agent, and acknowledged by Borrower and its Subsidiaries, as the same may be amended or otherwise modified from time to time in accordance with the terms thereof.

"Interest Period” shall have the meaning specified in subsection 4(a)(ii) hereof.

"Investment” means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, or capital contributions (excluding commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business), purchases or other acquisitions, or contracts to purchase or otherwise acquire, the obligations, indebtedness, stock, equity interests or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), and any other items that are or would be classified as investments on a balance sheet prepared in accordance with generally accepted accounting principals.

"IRS” means the United States Internal Revenue Service.

"Lenders” has the meaning specified in the Recitals to this Agreement.

"Liabilities” shall mean any and all obligations, liabilities and indebtedness of Borrower to Agent, Administrative Agent and each Lender or to any parent, affiliate or subsidiary of Agent, Administrative Agent and each Lender of any and every kind and nature, created, arising under or evidenced by this Agreement or any Other Agreement to which an Obligor is a party, whether now or hereafter existing, whether now due or to become due, whether primary, secondary, direct, indirect, absolute, contingent or otherwise (including, without limitation, obligations of performance) and whether several, joint or joint and several.

"LIBOR Rate” shall mean, with respect to any Interest Period, the greater of (i) a rate per annum equal to (a) the offered rate for deposits in United States dollars for a period equal to such Interest Period as displayed in the Bloomberg Financial Markets system (or such other authoritative source as selected by Administrative Agent in its sole discretion) as of 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period divided by (b) a number equal to 1.0 minus the maximum reserve percentages (expressed as a decimal fraction) including, without limitation, basic supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other governmental authority having jurisdiction with respect thereto, as now and from time to time in effect, for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of such Board) which are required to be maintained by Administrative Agent by the Board of Governors of the Federal Reserve System and (ii) five and one-fourth of one percent (5.25%). The LIBOR Rate shall be adjusted automatically on and as of the effective date of any change in such reserve percentage.

"LIBOR Rate Loans” shall mean the portion or portions of the Term Loan bearing interest with reference to the LIBOR Rate.

"Material Adverse Effect” shall mean a material adverse effect on the business, property, assets, prospects, operations or condition, financial or otherwise, of a Person.

"Maturity Date” means the earlier to occur of (i) January 31, 2011 and (ii) the date on which the Liabilities become due and payable pursuant to the provisions of subsection 16(a) hereof.

"Moody’s” shall mean Moody’s Investors Service, Inc. and any successor thereto.

"Non-U.S. Lender” shall mean (a) each Lender that is a foreign person as defined in Treasury Regulations section 1.1441-1(c)(2) or (b) each Lender that is a wholly-owned domestic entity that is disregarded for United States federal tax purposes under Treasury Regulations section 301.7701-2(c)(2) as an entity separate from its owner and whose single owner is a foreign person within the meaning of Treasury Regulations section 1.1441-1(c)(2).

"Obligor” shall mean Borrower and each other Person who is or shall become primarily or secondarily liable for any of the Liabilities.

"Other Agreements” shall mean all agreements, instruments and documents, other than this Agreement, including, without limitation, guaranties, mortgages, trust deeds, pledges, powers of attorney, consents, assignments, contracts, notices, security agreements, leases, financing statements and all other writings heretofore, now or from time to time hereafter executed by or on behalf of Borrower or any other Person and delivered to Agent and/or any Lender or to any parent, affiliate or subsidiary of Agent and/or any Lender in connection with the Liabilities or the transactions contemplated hereby, as each of the same may be amended, modified or supplemented from time to time.

"Parent” shall mean any Person now or at any time or times hereafter owning or controlling (alone or with any other Person) at least a majority of the issued and outstanding equity of Borrower.

"PBGC” shall have the meaning specified in subsection 12(b)(v) hereof.

"Permitted Investment” shall mean any of the following: (a) Investment in cash or Cash Equivalents, (b)  Investments received in satisfaction of judgments, settlements of debts or compromises of obligations in the ordinary course of business, in each case, including, without limitation, pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer, (c) advances and prepayments for asset purchases in the ordinary course of business, (d) Investments consisting of guaranties and/or indebtedness permitted under subsections 13(a) and 13(b) hereof, (e) Investments in any Subsidiary or Affiliate to the extent permitted under subsections 13(d) and 13(i) hereof, (f) other Investments (i) so long as the aggregate amount of such Investments made in any Fiscal Year does not exceed $50,000 in such Fiscal Year and (ii) no such Investments may be made during the continuance of an Event of Default, (g) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits, and (h) Investments existing on the date hereof and described on Schedule 1-A.

"Permitted Liens” shall mean (i) liens imposed by law, statutory liens of landlords, carriers, warehousemen, processors, mechanics, workmen, repairmen, materialmen or suppliers and other similar liens incurred in the ordinary course of business (including, without limitation, deposits made to obtain the release of such liens) and securing amounts not yet due or declared to be due by the claimant thereunder; (ii) liens or security interests in favor of Agent on behalf of the Lenders; (iii) zoning restrictions and easements, rights-of-way licenses, covenants, matters of plat, minor defects or irregularity in title or other agreements of record and other restrictions affecting the use of real property that do not individually or in the aggregate have a material adverse effect on Borrower’s ability to use such real property for its intended purpose in connection with Borrower’s business; (iv) liens in connection with purchase money indebtedness (as defined in 9-103 of the Uniform Commercial Code) and capitalized leases otherwise permitted pursuant to this Agreement, provided, that such liens attach only to the assets the purchase of which was financed by such purchase money indebtedness or which is the subject of such capitalized leases; (v) liens set forth on Schedule 1-B hereto and such liens as may arise from any extension, renewal or refinancing of the indebtedness relating to such scheduled lien; (vi) liens, pledges or deposits in the ordinary course of business to secure obligations under workers’ compensation, unemployment insurance laws, old age benefits, other types of social security or similar legislation; (vii) tax liens with respect to taxes not required to be paid by Section 12(h) and liens resulting from judgments to the extent not constituting an Event of Default hereunder or securing appeal or other surety bonds related to such judgments; (viii) any interest or title of a lessor or sublessor under any operating lease or any capitalized lease; (ix) liens on Cash Equivalents relating to banker’s liens, rights of set-off or similar rights as to deposit or securities accounts and liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection; (x) liens or encumbrances (including, without limitation, any interest of a licensee) under licensing agreements for use of intellectual property existing on the date hereof and hereafter entered into in the ordinary course of business; (xi) liens securing indebtedness or other obligations under swaps, interest rate management agreements, hedge agreements or other similar agreements not prohibited by this Agreement; (xii) liens of sellers of goods arising under Article 2 of the Uniform Commercial Code; (xiii) liens or deposits to secure the performance of contracts, leases or other obligations of a like nature incurred in the ordinary course of business; provided in each case that the obligation is not for borrowed money and that the obligation secured is not overdue, or, if overdue, is being contested in good faith by appropriate proceedings which prevent enforcement of any lien relating thereto and adequate reserves have been established therefor; (xiv) liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto; and (xv) liens securing the First Lien Debt, subject to the terms of the Intercreditor Agreement.

"Person” shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, entity, party or foreign or United States government (whether federal, state, county, city, municipal or otherwise), including, without limitation, any instrumentality, division, agency, body or department thereof.

"Plan” shall have the meaning specified in subsection 12(b)(v) hereof.

"Prime Rate” shall mean the greater of (i) Administrative Agent’s publicly announced prime rate (which is not intended to be Administrative Agent’s lowest or most favorable rate in effect at any time) in effect from time to time and (ii) eight percent (8.00%).

"Pro Rata Share” shall mean at any time, with respect to any Lender, a fraction (expressed as a percentage in no more than nine (9) decimal places), the numerator of which shall be the principal portion of the Term Loan held by such Lender at such time and the denominator of which shall be the aggregate principal amount of the Term Loan of all Lenders at such time.

"Qualified Equity Offering” shall mean a common stock equity offering by Borrower prior to January 31, 2008 resulting in the receipt by Borrower of gross cash proceeds in an amount equal to not less than $5,000,000, which offering shall be subject only to ordinary course fees (including without limitation underwriting fees), costs and expenses.

"Regulatory Change” shall have the meaning specified in subsection 4(b)(iii) hereof.

"Requisite Lenders” shall mean, Lenders having Pro Rata Shares aggregating in excess of fifty percent (50%) at such time.

"Restructuring” shall mean the restructuring of Borrower’s business to effectuate the exit by Borrower from substantially all of its outbound customer acquisition business (the “Exited Business”) as more fully described in the Restructuring Plan presented to Administrative Agent on July 18, 2005 (the “Restructuring Plan”), such Restructuring to occur between July 1, 2005 and December 31, 2006. The Restructuring contemplates the termination of certain client relationships, the closing of those certain customer interaction centers identified in section A-I of Exhibit A, the sale or disposal of assets used in the Exited Business at such locations (the “Exited Business Assets”) and the transfer of certain of Borrower’s assets from one customer interaction center to another.

"Restructuring Plan” shall have the meaning specified in the definition of “Restructuring”.

"S&P” shall mean Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

"Schwartz Group” means Theodore G. Schwartz, the immediate family members of Theodore G. Schwartz, any trusts for the benefit of Theodore G. Schwartz or his immediate family members, any split-interest trust of which a charity or charities and Theodore G. Schwartz or his immediate family members are the only beneficiaries, or any partnership or corporation of which Theodore G. Schwartz or his immediate family members are direct or indirect partners or shareholders.

"Security Agreement” shall mean that certain Security Agreement dated as of the date hereof by and among each Subsidiary of Borrower and Agent, for the benefit of Agent and Lenders, as the same may be amended, modified or supplemented from time to time.

"Specified Installment” shall mean $200,000; provided, that if at any time the Term Loan is optionally prepaid by an amount equal to or greater than $5,000,000 with contemporaneously arising proceeds of a Qualified Equity Offering, then from and following such time the Specified Installment shall mean $150,000.

"Subsidiary” shall mean any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time stock of any other class of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned by Borrower, or any partnership, joint venture or limited liability company of which more than fifty percent (50%) of the outstanding equity interests are at the time, directly or indirectly, owned by Borrower or any partnership of which Borrower is a general partner.

"Tax” shall mean, in relation to any LIBOR Rate Loans and the applicable LIBOR Rate, any tax, levy, impost, duty, deduction, withholding or charges of whatever nature required to be paid by Agent, Administrative Agent or any Lender and/or to be withheld or deducted from any payment otherwise required hereby to be made by Borrower to Administrative Agent or any Lender with respect to any LIBOR Rate Loan; provided, that the term “Tax” shall not include (i) any franchise taxes or any taxes measured by or imposed upon the net income or net profits of Agent, Administrative Agent or any Lender or (ii) any United States withholding tax imposed under laws (including any statute, treaty or regulation) in effect on the date of the closing of the transactions described herein or related hereto (or, in the case of an assignee pursuant to Section 20 of this Agreement, on the date of the Assignment and Acceptance by which such assignee becomes a Lender hereunder) applicable to Agent, Administrative Agent or such Lender (as the case may be).

"Term Loan” shall have the meaning specified in subsection 2(a) hereof.

"Term Loan Commitment” shall mean, with respect to any Lender, the maximum amount of the Term Loan which such Lender has agreed to make to Borrower, subject to the terms and conditions of this Agreement, as set forth on the signature page hereto.

"Treasury Regulations” means the final and temporary (but not proposed) income tax regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

"Unfinanced Capital Expenditures” shall mean all Capital Expenditures, other than those financed with indebtedness permitted pursuant to either of clauses (iv) and/or (v) of Section 13(b) of the Agreement.

2. LOAN.

(a) Term Loan.

Subject to the terms and conditions of this Agreement and the Other Agreements, on the date that the conditions set forth in Section 17 are satisfied, the Lenders agree to make a term loan to Borrower in an amount equal to Fifteen Million and No/100 Dollars ($15,000,000.00) (the "Term Loan”); provided; that each Lender’s obligation to fund its portion of the Term Loan shall not exceed such Lender’s Term Loan Commitment. Amounts repaid with respect to the Term Loan may not be reborrowed. Borrower hereby irrevocably authorizes and directs Agent and Lenders to disburse the proceeds of the Term Loan to repay First Lien Debt outstanding on the date hereof.

(b) Repayments.

The Liabilities shall be repaid as follows:

(i) Payment of Term Loan. The Term Loan shall be repaid in monthly installments each in an amount equal to the Specified Installment, commencing on the last day of July, 2007, and on the last day of each calendar month thereafter; provided that any remaining outstanding principal balance of the Term Loan shall be repaid on the Maturity Date. If any such payment due date is not a Business Day, then such payment may be made on the next succeeding Business Day and such extension of time shall be included in the computation of the amount of interest and fees due hereunder.

(ii) Optional Prepayments. Following the Discharge of the First Lien Claim, and subject to the provisions of Section 10 hereof, the Term Loan may be optionally prepaid from time to time, in minimum dollar amounts equal to $500,000 or an integral multiple of $100,000 in excess thereof; provided, that (i) except as provided in the following clause (ii), no such optional prepayment may be made within one hundred eighty (180) days following the date hereof, except in connection with the sale by Borrower of all or substantially all assets of Borrower to a Person not an Affiliate of Borrower and/or the sale of all or substantially all outstanding equity of Borrower to a Person not an Affiliate of Borrower and (ii) without regard for the Discharge of the First Lien Claim, the Term Loan may be optionally prepaid at any time with contemporaneously arising proceeds of a Qualified Equity Offering.

(iii) Mandatory Prepayments. Following Discharge of the First Lien Claim, upon receipt of the proceeds of the sale or other disposition of any Equipment or real property of Borrower which is subject to a mortgage in favor of Agent, or if any of the Equipment or real property subject to such mortgage is damaged, destroyed or taken by condemnation in whole or in part, the proceeds thereof shall be paid by Borrower to Agent (in each case to the extent such proceeds, in the aggregate, exceed $100,000 in any Fiscal Year (but all such proceeds received during the continuance of an Event of Default)), for the benefit of Agent and Lenders, as a prepayment of the Term Loan; provided, however, so long as no Event of Default then exists, the Borrower may expend insurance proceeds on the replacement of like kind collateral so long as such expenditures are made within 90 days of the receipt by Borrower of insurance proceeds with respect to the applicable casualty event.

(c) Notes.

The Term Loan shall, in Agent’s and Lenders’ sole discretion, be evidenced by one or more promissory notes in substantially the form of Exhibit E hereto. However, if the Term Loan is not so evidenced, the Term Loan may be evidenced solely by entries upon the books and records maintained by Agent, Administrative Agent and each Lender.

3. [Intentionally Omitted.]

4. INTEREST, FEES AND CHARGES.

(a) Interest Rate.

Subject to the terms and conditions set forth below, the Term Loan shall bear interest at the per annum rate of interest equal to the Applicable Margin in excess of the LIBOR Rate for the applicable Interest Period, such rate to remain fixed for such Interest Period. “Interest Period” shall mean each continuous period of one (1) month. The first such Interest Period shall be selected by the Borrower by giving written notice of such selection to the Administrative Agent not less than three (3) Business Days prior to the commencement date for such interest period. Each one (1) Interest Period occurring after such initial period shall commence on the day on which the immediately preceding period expires. Said rate of interest shall be payable on the last Business Day of each month in arrears. Upon the election of Agent or Requisite Lenders following the occurrence and during the continuance of an Event of Default, the Term Loan shall bear interest at the rate of two percent (2.0%) per annum in excess of the interest rate otherwise payable thereon, which interest shall be payable on demand and if demand is not sooner made, on the last Business Day of each month in arrears. All interest shall be calculated on the basis of a 360-day year. Agent will provide prompt notice to Borrower after the increase of interest pursuant to this subsection 4(a)(iii).

(b) Other LIBOR Provisions; Taxes.

(i) As of the last day of any Interest Period, all or any portion of the relevant LIBOR Rate Loans shall continue as LIBOR Rate Loans with Interest Periods of one (1) month.

(ii) Administrative Agent’s determination of the LIBOR Rate as provided above shall be conclusive, absent manifest error. Furthermore, if Administrative Agent, Agent or any Lender determines, in good faith (which determination shall be conclusive, absent manifest error), prior to the commencement of any Interest Period that (A) U.S. Dollar deposits of sufficient amount and maturity for funding the LIBOR Rate Loans are not available to Administrative Agent, Agent or such Lender in the London Interbank Eurodollar market in the ordinary course of business, or (B) by reason of circumstances affecting the London Interbank Eurodollar market, adequate and fair means do not exist for ascertaining the rate of interest to be applicable to the LIBOR Rate Loans requested by Borrower to be LIBOR Rate Loans or the LIBOR Rate Loans bearing interest at the rates set forth in subsection 4(a)(ii) of this Agreement shall not represent the effective pricing to such Lender for U.S. Dollar deposits of a comparable amount for the relevant period (such as for example, but not limited to, official reserve requirements required by Regulation D to the extent not given effect in determining the rate), Agent shall promptly notify Borrower and all existing LIBOR Rate Loans shall convert to a single loan upon the end of the applicable Interest Period which loan shall bear interest at the Prime Rate plus four and one-half of one percent per annum.

(iii) If, after the date hereof, the introduction of, or any change in any applicable law, treaty, rule, regulation or guideline or in the interpretation or administration thereof by any governmental authority or any central bank or other fiscal, monetary or other authority having jurisdiction over Administrative Agent, or any Lender or its lending offices (a “Regulatory Change”), shall, in the opinion of counsel to Agent or such Lender, make it unlawful for Administrative Agent, Agent or such Lender to make or maintain LIBOR Rate Loans, then Agent shall promptly notify Borrower and the LIBOR Rate Loans shall immediately convert to a single loan on the last Business Day of the then existing Interest Period or on such earlier date as required by law which loan shall bear interest at the Prime Rate plus four and one-half of one percent per annum.

(iv) If, for any reason, a LIBOR Rate Loan is paid prior to the last Business Day of any Interest Period or if a LIBOR Rate Loan does not occur on a date specified by Borrower in its request (other than as a result of a default by Administrative Agent, Agent or a Lender), Borrower agrees to indemnify Administrative Agent, Agent and each Lender against any loss (including any loss on redeployment of the deposits or other funds acquired by Administrative Agent, or Agent or such Lender to fund or maintain such LIBOR Rate Loan but excluding any lost profit or margins), cost or expense incurred by Administrative Agent, Agent or such Lender as a result of such prepayment. If Administrative Agent, Agent or any Lender makes such a claim for compensation, it shall provide to Borrower a certificate setting forth the amount of such loss, cost or expense and an explanation of the basis for and the computation of such loss, cost or expense and the amounts shown on such certificate shall be conclusive in the absence manifest error.

(v) If any Regulatory Change (whether or not having the force of law) shall (A) impose, modify or deem applicable any assessment, reserve, special deposit or similar requirement against assets held by, or deposits in or for the account of or loans by, or any other acquisition of funds or disbursements by, Administrative Agent, Agent or any Lender; (B) subject to the provisions of subsection 4(b)(vi) (which shall be controlling with respect to the matters covered thereby), cause Administrative Agent, Agent or any Lender or the LIBOR Rate Loans to be subject to any Tax or change the basis of taxation of payments to Administrative Agent or any Lender of principal or interest due from Borrower to Administrative Agent or such Lender hereunder (other than a change in the taxation of the overall net income of Administrative Agent or such Lender); or (C) impose on Administrative Agent, Agent or any Lender any other adverse condition regarding the LIBOR Rate Loans or Agent’s or any Lender’s funding thereof, and Administrative Agent, Agent or any Lender shall determine (which determination shall be conclusive, absent any manifest error) that the result of the foregoing is to increase the cost to Administrative Agent, Agent or such Lender of making or maintaining the LIBOR Rate Loans or to reduce the amount of principal or interest received by Administrative Agent or such Lender hereunder, then Borrower shall pay to such party, on demand, such additional amounts as such party shall, from time to time, determine are sufficient to compensate and indemnify such party from such increased cost or reduced amount. If Agent or a Lender makes such a claim for compensation, it shall provide to Borrower after such claim a certificate setting forth the computation of the increased costs or reduced amount in reasonable detail and such compilation shall be conclusive in absence of manifest error.

(vi) Each of Administrative Agent and each Lender shall receive payments of amounts of principal of and interest with respect to the LIBOR Rate Loans free and clear of, and without deduction for, any Taxes.

(A) If Borrower shall be required to withhold or deduct any Tax from any such amount payable with respect to a LIBOR Rate Loan, then such amount shall be increased by Borrower to the extent necessary to ensure that, after such withholding or deduction, Agent or such Lender (as the case may be) receives a net amount equal to the amount it would have received had no such withholding or deduction been required or made. If Administrative Agent, Agent or any Lender shall be subject to any Tax in respect of any LIBOR Rate Loan or any part thereof, then Borrower shall indemnify Administrative Agent, Agent or such Lender (as the case may be) for the full amount of such Tax paid by Administrative Agent, Agent or such Lender (as the case may be) within 30 days after the date Administrative Agent, Agent or such Lender (as the case may be) makes written demand therefor. Such written demand shall be accompanied by a certificate setting forth in reasonable detail the amount of such indemnification and the basis for the calculation of such amount, and shall be conclusive in the absence of manifest error. Notwithstanding the foregoing, Borrower shall not be obligated to indemnify Administrative Agent, Agent or such Lender (as the case may be) to the extent that such Tax was incurred by Administrative Agent, Agent or such Lender (as the case may be) (x) more than one hundred eighty (180) days prior to the date that Administrative Agent, Agent or such Lender (as the case may be) become aware that Administrative Agent, Agent or such Lender (as the case may be) is subject to such Tax or (y) to the extent such Tax was incurred as a result of Administrative Agent’s, Agent’s or such Lender’s gross negligence or willful misconduct.

(B) Prior to the closing of the transactions described herein or related hereto, in the case of each Non-U.S. Lender that is a signatory hereto, and on the date of the Assignment and Acceptance pursuant to which it becomes a Lender in the case of each other Non-U.S. Lender (and from time to time thereafter if requested by Borrower or Agent), each Non-U.S. Lender that is entitled at such time to an exemption from United States withholding tax, or that is subject to such tax at a reduced rate under an applicable tax treaty, shall provide Borrower and Agent with two validly completed originals of each of the following, as applicable: (1) Form W-8ECI (claiming exemption from United States withholding tax because the income is effectively connected with a United States trade or business) or any successor form, (2) Form W-8BEN (claiming exemption from, or a reduction of, United States withholding tax under an applicable tax treaty) or any successor form, (3) in the case of a Non-U.S. Lender claiming exemption under section 871(h) or 881(c) of the Code, Form W-8BEN (claiming exemption from United States withholding tax under the portfolio interest exemption) or any successor form and a certificate in form and substance reasonably satisfactory to Agent and Borrower to the effect that (x) such Non-U.S. Lender is not a “bank” for purposes of section 881(c)(3)(A) of the Code, is not subject to regulatory or other legal requirements as a bank in any jurisdiction, and has not been treated as a bank for purposes of any tax, securities law or other filing or submission made to any governmental authority, any application made to a rating agency or qualification for any exemption from any tax, securities law or other legal requirements, (y) is not a ten percent (10%) shareholder for purposes of section 881(c)(3)(B) of the Code and (z) is not a controlled foreign corporation receiving interest from a related person for purposes of section 881(c)(3)(C) of the Code, (4) in the case of a Non-U.S. Lender that is an “intermediary” within the meaning of Treasury Regulations section 1.1441-1(c)(13), Form W-8IMY or any successor or substitute form or forms, including therewith any withholding certificates and withholding statements required under the applicable Treasury Regulations or (5) any other applicable form, certificate or document prescribed by the IRS or applicable law certifying as to such Non-U.S. Lender’s entitlement to such exemption from United States withholding tax or reduced rate with respect to all payments to be made to such Non-U.S. Lender with respect to the LIBOR Rate Loans. Each Non-U.S. Lender shall also provide to each of Borrower and Agent two completed copies of the relevant forms (or successor forms), certificates or documents described in clauses (1) through (5) of the immediately preceding sentence on or before the date that the most recent form, certificate or document previously provided expires or becomes obsolete, or promptly after the occurrence of any event requiring a change in the most recent form, certificate or document previously provided, certifying that such Non-U.S. Lender is exempt from or entitled to a reduced rate of United States withholding tax on payments made to such Non-U.S. Lender with respect to the LIBOR Rate Loans, unless a change in any applicable law, treaty or governmental rule, regulation or order (or any change in the interpretation, administration or application thereof) has occurred prior to the date on which any such delivery would otherwise be required that renders all such documentation inapplicable or that would prevent such Non-U.S. Lender from duly completing and delivering any documentation with respect to it.

(C) Prior to the closing of the transactions described herein or related hereto, in the case of each Lender that is a signatory hereto, and on the date of the Assignment and Acceptance pursuant to which it becomes a Lender in the case of each other Lender (and from time to time thereafter if reasonably requested by Borrower or Agent), each Lender that is a United States person as defined in section 7701(a)(30) of the Code and that is not an “exempt recipient” (as defined in Treasury Regulations section 1.6049-4(c)) with respect to which no backup withholding is required shall deliver to Borrower and Agent two validly completed originals of Form W-9 or any successor form, certifying that such Person is exempt from United States backup withholding tax on payments made hereunder with respect to the LIBOR Rate Loans.

(D) Unless Borrower has received, prior to making any payment with respect to a LIBOR Rate Loan to or for a Lender, forms or other documents satisfactory to it indicating that payments with respect to a LIBOR Rate Loan are not subject to United States withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, Borrower shall withhold amounts required to be withheld by applicable law from such payments at the applicable statutory rate. For any period with respect to which any Lender has failed to provide Borrower or Agent with the appropriate form, certificate or document described in subclause 4(b)(vi)(B) or subclause 4(b)(vi)(C) above, such Lender shall not be entitled to the payment of increased amounts or indemnification under subclause 4(b)(vi)(A) above for any Taxes imposed by reason of such failure.

(E) If, any part of any Tax paid by Agent or any Lender pursuant to subclause 4(b)(vi)(A) above is subsequently recovered by Agent or such Lender, such party shall reimburse Borrower to the extent of the amount so recovered. A certificate of an officer of Agent or any Lender setting forth the amount of such recovery and the basis therefor shall be conclusive, absent manifest error.

(vii) Each request for LIBOR Rate Loans shall be in an amount not less than One Million and No/100 Dollars ($1,000,000), and in integral multiples of, Two Hundred Fifty Thousand and No/100 Dollars ($250,000).

(c) Fees And Charges.

(i) [intentionally left blank]

(ii) Costs and Expenses: Borrower shall reimburse each of Agent and Administrative Agent for all reasonable and documented out-of-pocket costs and reasonable and documented out-of-pocket expenses, including, without limitation, legal expenses and attorneys’ fees (whether for internal or outside counsel), incurred by Agent and/or Administrative Agent in connection with the (i) documentation and consummation of the transactions contemplated by or related to this Agreement and the Other Agreements, including, without limitation, Uniform Commercial Code and other public record searches and filings, overnight courier or other express or messenger delivery, appraisal costs, surveys, title insurance and environmental audit or review costs; (ii) collection, protection or enforcement of any rights in or to the Collateral; (iii) collection of any Liabilities; and (iv) administration and enforcement of any of Agent’s, Administrative Agent’s and/or any Lender’s rights under this Agreement or any Other Agreement (including, without limitation, any costs and expense of any third party provider engaged by Agent and/or Administrative Agent for such purposes). In addition to the foregoing, Borrower shall reimburse the reasonable and documented out-of-pocket costs and reasonable and documented out-of-pocket expenses of any Person that may become a Lender pursuant to the provisions of Section 20 at any time within five (5) Business Days of the date hereof, up to an amount not to exceed the amount of attorneys’ fees incurred by such Lender plus $60,000 (with the amount of any direct and reimbursable out-of-pocket costs and expenses incurred by such Lender being reduced by the amount of any work fee deposited by Borrower with any such Lender, and with any remaining amount thereof after such reduction being promptly returned to Borrower). Borrower shall also pay all normal service charges with respect to all accounts maintained by Borrower with any Lender and/or Administrative Agent and any additional services requested by Borrower from any Lender, Agent and/or Administrative Agent. All such costs, expenses and charges shall constitute Liabilities hereunder, shall be payable by Borrower to Agent and/or Administrative Agent (as applicable) on demand, and until paid, shall bear interest at the highest rate then applicable to LIBOR Rate Loans hereunder. Administrative Agent shall provide invoices for such fees, costs, expenses and charges of Persons other than Agent, Administrative Agent or Lenders to Borrower promptly after receipt thereof from such Persons. In addition, during the occurrence and continuance of an Event of Default, Borrower shall reimburse each Lender for all documented out-of-pocket costs and documented out-of-pocket expenses, including, without limitation, legal expenses and reasonable attorneys’ fees (whether for internal or outside counsel), incurred by such Lender in connection with the (i) collection, protection or enforcement of any rights in or to the Collateral; (ii) collection of any Liabilities; and (iii) administration and enforcement of any of Lenders’ rights under this Agreement.

(iii) Capital Adequacy Charge. If Administrative Agent, Agent or any Lender shall have determined that the adoption after the date hereof of any law, rule or regulation regarding capital adequacy, or any change after the date hereof therein or in the interpretation or application thereof, or compliance by Administrative Agent, Agent or such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any central bank or governmental authority enacted after the date hereof, does or shall have the effect of reducing the rate of return on such party’s capital as a consequence of its obligations hereunder to a level below that which Administrative Agent, Agent or such Lender could have achieved but for such adoption, change or compliance (taking into consideration such party’s policies with respect to capital adequacy) by a material amount, then from time to time, after submission by Administrative Agent to Borrower of a written demand therefor (“Capital Adequacy Demand”) together with the certificate described below, Borrower shall pay to such party such additional amount or amounts (“Capital Adequacy Charge”) as will compensate such party for such reduction, such Capital Adequacy Demand to be made with reasonable promptness following such determination. A certificate of Administrative Agent or such Lender claiming entitlement to payment as set forth above shall be conclusive in the absence of manifest error. Such certificate shall set forth, in reasonable detail, the nature of the occurrence giving rise to such reduction, the amount of the Capital Adequacy Charge to be paid to Administrative Agent or such Lender, and the method by which such amount was determined. In determining such amount, the applicable party may use any reasonable averaging and attribution method, applied on a non-discriminatory basis.

(d) Maximum Interest.

It is the intent of the parties that the rate of interest and other charges to Borrower under this Agreement and the Other Agreements shall be lawful; therefore, if for any reason the interest or other charges payable under this Agreement are found by a court of competent jurisdiction, in a final determination, to exceed the limit which Agent, Administrative Agent or any Lender may lawfully charge Borrower, then the obligation to pay interest and other charges shall automatically be reduced to such limit and, if any amount in excess of such limit shall have been paid, then such amount shall be refunded to Borrower.

5. COLLATERAL.

(a) Grant of Security Interest to Agent.

As security for the payment of the Term Loan hereunder and for the payment or other satisfaction of all other Liabilities, Borrower hereby grants to Agent, for the benefit of Agent, Administrative Agent and Lenders, a continuing security interest in the following property of Borrower, whether now or hereafter owned, existing, acquired or arising and wherever now or hereafter located: (a) all Accounts; (b) all Chattel Paper, Instruments, Documents and General Intangibles (including, without limitation, all patents, patent applications, trademarks, trademark applications, trade names, trade secrets, goodwill, copyrights, copyright applications, registrations, licenses, software, franchises, customer lists, tax refund claims, claims against carriers and shippers, guarantee claims, contract rights, payment intangibles, security interests, security deposits and rights to indemnification); (c) all Inventory; (d) all Goods (other than Inventory), including, without limitation, Equipment, vehicles and Fixtures and all Goods whose sale, lease or other disposition by Borrower has given rise to Accounts and have been returned to, or repossessed or stopped in transit by, Borrower; (e) all Investment Property; (f) all Deposit Accounts, bank accounts, deposits and cash; (g) all Letter-of-Credit Rights; (h) Commercial Tort Claims listed on Exhibit C hereto, (i) any other property of Borrower now or hereafter in the possession, custody or control of Agent or any Lender or any agent or any parent, affiliate or subsidiary of Agent or any Lender or any participant with any Lender in the Term Loan, for any purpose (whether for safekeeping, deposit, collection, custody, pledge, transmission or otherwise) and (j) all additions and accessions to, substitutions for, and replacements, products and Proceeds of the foregoing property, including, without limitation, proceeds of all insurance policies insuring the foregoing property, and all of Borrower’s books and records relating to any of the foregoing and to Borrower’s business; provided that this Agreement shall not create a security interest in or lien upon, and the term “Collateral” shall not include, (a) any General Intangible or other right arising under any contract, Instrument, Document, license or other document to the extent that the grant of a security interest would result in a breach of the terms of, or constitute a default under, such General Intangible, contract, Instrument, Document, license or other document (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407 or 9-408 or any successor provision of the Uniform Commercial Code of the relevant jurisdiction or any other applicable law) and (b) tangible personal property subject to a Permitted Lien described in clause (iv) or (viii) of such definition to the extent the granting of a security interest in or lien thereon is prohibited by the terms of the indebtedness secured thereby.

Notwithstanding anything in this Agreement or any Other Agreement to the contrary, (a) neither this Agreement nor any Other Agreement shall operate as a sale, transfer, conveyance or other assignment to Agent or any Lender of any applications by an Obligor for a trademark based on an intent to use the same if and so long as such application is pending and has not been the subject of a statement of use or amendment to allege use (such pending applications which are based on intent to use being hereinafter referred to collectively as “Intent-To-Use Applications”), but rather, if and so long as such Obligor’s Intent-To-Use Application is pending, this Agreement and any applicable Other Agreement shall operate only to create a security interest for collateral purposes in favor of Agent for the benefit of Lenders, on such Intent-To-Use Applications as collateral security for the Liabilities and (b) the lien and security interest of this Agreement or any Other Agreement on any Collateral sold or otherwise disposed of in accordance with the provisions of this Agreement shall be automatically released. Agent shall (and is hereby authorized by each Lender to), at Borrower’s expense, execute and deliver such instruments (including Uniform Commercial Code termination statements), and take such other actions, as Borrower may from time to time reasonably request to confirm or evidence such release made pursuant to the immediately preceding sentence.

(b) Other Security.

Subject to the terms of the Intercreditor Agreement, Agent, in its sole discretion, without waiving or releasing any obligation, liability or duty of Borrower under this Agreement or the Other Agreements or any Event of Default, may at any time or times hereafter, but shall not be obligated to, pay, acquire or accept an assignment of any security interest, lien, encumbrance or claim asserted by any Person in, upon or against the Collateral. All sums paid by Agent in respect thereof and all reasonable and documented out-of-pocket costs, fees and reasonable and documented out-of-pocket expenses including, without limitation, attorneys’ fees of inside or outside counsel, all court costs and all other reasonable and documented out-of-pocket charges relating thereto incurred by Agent shall constitute Liabilities, payable by Borrower to Agent on demand and, until paid, shall bear interest at the highest rate then applicable to LIBOR Rate Loans hereunder. Agent shall provide invoices for such fees, costs, expenses and charges of Persons other than Agent or Lenders to Borrower promptly after receipt thereof from such Persons.

(c) Possessory Collateral.

Immediately upon Borrower’s receipt following the Discharge of the First Lien Claim of any portion of the Collateral evidenced by (i) any Investment Property consisting of certificated securities, (ii) an Instrument with an outstanding principal amount in excess of $250,000 or (iii) any Document, including without limitation, any Tangible Chattel Paper, involving or with respect to assets having a value in excess of $250,000, Borrower shall deliver the original thereof to Agent together with an appropriate endorsement or other specific evidence of lien thereof to Agent (in form and substance acceptable to Agent); provided that if an Event of Default has occurred and is continuing, Borrower shall promptly deliver to Agent a schedule of all items of Collateral evidenced by an Instrument or any Document, without regard to the outstanding principal amount or the value of the assets, as applicable, in connection therewith, and, if requested by Agent following the Discharge of the First Lien Claim in its sole discretion determined in good faith, deliver an original any of such Collateral to Agent together with an appropriate endorsement or other specific evidence of lien thereof to Agent (in form and substance acceptable to Agent). If an endorsement or evidence of lien of any such items shall not be made for any reason, Agent is hereby irrevocably authorized, as Borrower’s attorney and agent-in-fact, to endorse or assign the same on Borrower’s behalf.

(d) Electronic Chattel Paper.

To the extent that Borrower obtains or maintains any Electronic Chattel Paper, following the Discharge of the First Lien Claim Borrower shall create, store and assign the record or records comprising the Electronic Chattel Paper in such a manner that (i) a single authoritative copy of the record or records exists which is unique, identifiable and except as otherwise provided in clauses (iv), (v) and (vi) below, unalterable, (ii) the authoritative copy identifies Agent as the assignee of the record or records, (iii) the authoritative copy is communicated to and maintained by the Agent or its designated custodian, (iv) copies or revisions that add or change an identified assignee of the authoritative copy can only be made with the participation of Agent, (v) each copy of the authoritative copy and any copy of a copy is readily identifiable as a copy that is not the authoritative copy and (vi) any revision of the authoritative copy is readily identifiable as an authorized or unauthorized revision.

6. PRESERVATION OF COLLATERAL AND PERFECTION OF SECURITY INTERESTS THEREIN.

Borrower shall, at Agent’s request, at any time and from time to time, authenticate, execute and deliver to Agent such financing statements (including, without limitation, one or more financing statements indicating that such financing statements cover all assets or all personal property (or words of similar effect) of Borrower and regardless of whether any particular asset described in such financing statements falls within the scope of the Uniform Commercial Code or the granting clause of this Agreement), documents and other agreements and instruments (and pay the cost of filing or recording the same in all public offices deemed necessary or desirable by Agent) and do such other acts and things or cause third parties to do such other acts and things as Agent may deem necessary or desirable in its sole discretion determined in good faith in order to establish and maintain a valid, attached and perfected security interest in the Collateral in favor of Agent (free and clear of all other liens, claims, encumbrances and rights of third parties whatsoever, whether voluntarily or involuntarily created, except Permitted Liens) to secure payment of the Liabilities, and in order to facilitate the collection of the Collateral. Borrower irrevocably hereby makes, constitutes and appoints Agent (and all Persons designated by Agent for that purpose) as Borrower’s true and lawful attorney and agent-in-fact to execute and file such financing statements, documents and other agreements and instruments and do such other acts and things as may be necessary to preserve and perfect Agent’s security interest in the Collateral. Borrower hereby authorizes the filing of any financing statements or continuation statements, and amendments to financing statements, in any jurisdictions and with any filing offices as the Agent may determine, in its sole discretion, are necessary or advisable to perfect the security interest granted to the Agent in connection herewith. Such financing statements may describe the collateral in the same manner as described in this Agreement or may contain an indication or description of collateral that describes such property in any other manner as the Agent may determine, in its sole discretion, is necessary or prudent to ensure the perfection of the security interest in the collateral granted to the Agent in connection herewith, including, without limitation, describing such property as “all assets whether now owned or hereafter acquired” or “all personal property whether now owned or hereafter acquired”. Borrower further ratifies and confirms the prior filing by Agent of any and all financing statements which identify the Borrower as debtor, Agent as secured party and any or all Collateral as collateral.

7. [Intentionally Omitted.]

8. COLLECTIONS.

(a) [Intentionally Omitted.]

(b) Agent may, at any time and from time to time upon the occurrence and during the continuance of an Event of Default, whether before or after notification to any Account Debtor and whether before or after the maturity of any of the Liabilities, (i) enforce collection of any of Borrower’s Accounts or other amounts owed to Borrower by suit or otherwise; (ii) exercise all of Borrower’s rights and remedies with respect to proceedings brought to collect any Accounts or other amounts owed to Borrower; (iii) surrender, release or exchange all or any part of any Accounts or other amounts owed to Borrower, or compromise or extend or renew for any period (whether or not longer than the original period) any indebtedness thereunder; (iv) sell or assign any Account of Borrower or other amount owed to Borrower upon such terms, for such amount and at such time or times as Agent deems advisable; (v) prepare, file and sign Borrower’s name on any proof of claim in bankruptcy or other similar document against any Account Debtor or other Person obligated to Borrower; and (vi) do all other acts and things which are necessary, in Agent’s sole discretion, to fulfill Borrower’s obligations under this Agreement and the Other Agreements and to allow Agent to collect the Accounts or other amounts owed to Borrower. In addition to any other provision hereof, Agent may at any time, upon the occurrence and during the continuance of an Event of Default, at Borrower’s expense, notify any parties obligated on any of the Accounts to make payment directly to Agent of any amounts due or to become due thereunder.

(c) [Intentionally Omitted.]

(d) On a monthly basis, Administrative Agent shall deliver to Borrower an account statement showing all LIBOR Rate Loans, charges and payments, which shall be deemed final, binding and conclusive upon Borrower unless Borrower notifies Administrative Agent in writing, specifying any error therein, within thirty (30) days of the date such account statement is sent to Borrower and any such notice shall only constitute an objection to the items specifically identified.

9. COLLATERAL, AVAILABILITY AND FINANCIAL REPORTS AND SCHEDULES.

(a) Borrowing Base Reporting.

Borrower shall deliver to Agent, concurrently with its delivery to First Lien Agent, a copy of each borrowing base certificate delivered to First Lien Agent pursuant to the terms of the First Lien Loan Agreement, together with copies of Borrower’s sales journal, unbilled services/sales activities report, cash receipts journal and credit memo journal for the relevant period, to the extent the same are delivered to First Lien Agent.

(b) Monthly Reports.

Borrower shall deliver to Agent, concurrently with its delivery to First Lien Agent pursuant to the terms of the First Lien Loan Agreement, a copy of each trial balance of Borrower’s Accounts aged per invoice date, and each summary of accounts payable.

(c) Financial Statements.

Borrower shall deliver to Agent the following financial information, all of which shall be prepared in accordance with generally accepted accounting principles consistently applied: (i) no later than thirty (30) days after each fiscal month (excluding any fiscal month that ends a fiscal quarter), copies of internally prepared financial statements, including, without limitation, balance sheets and statements of income, retained earnings and cash flow of Borrower, certified by the Chief Financial Officer of Borrower, in each case subject to year-end adjustments and the absence of footnotes, (ii) no later than forty-five (45) days after each fiscal quarter, copies of internally prepared financial statements, including, without limitation, balance sheets and statements of income, retained earnings and cash flow of Borrower, certified by the Chief Financial Officer of Borrower, in each case subject to year-end adjustments and the absence of footnotes, together with a compliance certificate in the form of Exhibit B hereto, which compliance certificate shall include a calculation of all financial covenants contained in this Agreement which are to be complied with as of the last day of the applicable period covered by the applicable financial statements and (iii) no later than seventy-five (75) days after the end of each of Borrower’s Fiscal Years, audited annual financial statements with an unqualified opinion by Ernst & Young or another nationally recognized independent certified public accountants selected by Borrower and reasonably satisfactory to Administrative Agent, which financial statements shall be accompanied by copies of any management letters sent to the Borrower by such accountants. Borrower shall use commercially reasonable efforts to obtain a letter from such accountants acknowledging that they are aware that a primary intent of Borrower in obtaining such financial statements is to influence Agent and Lenders and that Agent and Lenders are relying upon such financial statements in connection with the exercise of their rights hereunder.

(d) Annual Projections.

At least fifteen (15) days prior to the beginning of each of the next three (3) Fiscal Years (but in no event later than three (3) days after approval by Borrower’s Board of Directors), Borrower shall deliver to Agent projected balance sheets, statements of income and cash flow for Borrower, for each of the twelve (12) months during the first of such Fiscal Years and for each of the four (4) fiscal quarters during the second and third of such Fiscal Years, which shall include the assumptions used therein, together with appropriate supporting details as reasonably requested by Agent.

(e) Explanation of Budgets and Projections.

In conjunction with the delivery of the annual presentation of projections or budgets referred to in subsection 9(d) above, Borrower shall deliver a letter signed by the chief executive officer or chief financial officer of Borrower, describing, comparing and analyzing, in detail, all changes and developments between the anticipated financial results included in such projections or budgets and the historical financial statements of Borrower.

(f) Public Reporting.

Promptly upon the filing thereof, Borrower shall deliver to Agent copies of all registration statements and annual, quarterly, monthly or other regular reports which Borrower or any of its Subsidiaries files with the Securities and Exchange Commission, as well as promptly providing to Agent copies of any reports and proxy statements delivered to its shareholders.

(g) Other Information.

Promptly following request therefor by Agent, such other business or financial data, reports, appraisals and projections as Agent may reasonably request.

10. TERMINATION.

THIS AGREEMENT SHALL BE IN EFFECT FROM THE DATE HEREOF UNTIL THE MATURITY DATE. ON THE MATURITY DATE, BORROWER SHALL PAY ALL OF THE LIABILITIES IN FULL. At such time as Borrower has repaid all of the Liabilities and this Agreement has terminated, Borrower shall deliver to Agent, Administrative Agent and Lenders a release, in form and substance satisfactory to Agent and Administrative Agent, of all obligations and liabilities of Agent, Administrative Agent and Lenders and their officers, directors, employees, agents, parents, subsidiaries and affiliates to Borrower. If, during the term of this Agreement, Borrower optionally prepays all or any portion of the Term Loan, Borrower agrees to pay to Administrative Agent, for the benefit of Lenders, as a prepayment fee, in addition to the payment of all other Liabilities, an amount equal to: (i) if such prepayment occurs on or prior to January 31, 2008, the greater of (x) the amount of interest that would have accrued on the portion of the Term Loan so prepaid from prepayment, at the applicable rate hereunder as of the date of such prepayment, if such portion of the Term Loan remained outstanding through January 31, 2008 and (y) two percent (2.0%) of the principal amount of the Term Loan so prepaid, (ii) if such prepayment occurs after January 31, 2008, but before January 31, 2009, one percent (1.0%) of the principal amount of the Term Loan so prepaid, or (iii) $0 if such prepayment occurs after January 31, 2009. Notwithstanding the foregoing, Borrower shall not be obligated to pay such prepayment fee if the Term Loan is refinanced in connection with (a) the sale by Borrower of all or substantially all assets of Borrower to a Person not an Affiliate of Borrower and/or (b) the sale of all or substantially all outstanding equity of Borrower to a Person not an Affiliate of Borrower. Further, Borrower shall not be obligated to pay such prepayment fee in respect of any optional prepayment of the Term Loan, in an amount not to exceed $5,000,000, made with contemporaneously arising proceeds of a Qualified Equity Offering.

11. REPRESENTATIONS AND WARRANTIES.

Borrower hereby represents and warrants to Agent and each Lender as follows, which representations and warranties (whether appearing in this Section 11 or elsewhere) shall be true as of the date hereof.

(a) Financial Statements and Other Information.

The financial statements and other written information (in each case, other than financial projections, and other forward-looking information) delivered by Borrower to Agent, Administrative Agent or any Lender at or prior to the date of this Agreement accurately reflect in all material respects the financial condition of Borrower as of the date hereof, and there has been no material adverse change in the financial condition, the operations, property, assets or prospects of Borrower since the date of the financial statements delivered to Administrative Agent with respect to the month ending November 26, 2006. All written information (other than financial projections, and other forward-looking information) now or heretofore furnished by Borrower to Agent or any Lender is true and correct in all material respects as of the date with respect to which such information was furnished. Furthermore, with respect to financial projections, and other forward-looking information, Borrower represents only that such projections and information were prepared in good faith based upon assumptions believed to be reasonable at the time made.

(b) Locations.

The office where Borrower keeps its books, records and accounts (or copies thereof) concerning the Collateral, Borrower’s principal place of business and all of Borrower’s other places of business and post office boxes to which payments on Borrower’s Accounts are sent and locations of bank accounts are as set forth in Exhibit A and at other locations within and outside of the continental United States of which Agent has been advised by Borrower in accordance with subsection 12(b)(i). The Collateral, including, without limitation, the Equipment (except any part thereof which Borrower shall have advised Agent in writing consists of Collateral normally used in more than one state, Collateral delivered to third parties for repair in the ordinary course and other Collateral with a fair market value of less than $50,000, in the aggregate) is kept, or, in the case of vehicles, based, only at the addresses set forth on Exhibit A.

(c) Loans by Borrower.

Borrower has not made any loans or advances to any Affiliate or other Person except for (i) loans or advances permitted by Sections 13(f) or 13(i) and (ii) advances authorized hereunder to employees, officers and directors of Borrower for travel and other expenses arising in the ordinary course of Borrower’s business.

(d) [Intentionally Omitted.]

(e) Liens.

Borrower is the lawful owner of all Collateral now owned or hereafter acquired by Borrower, free from all liens, claims, security interests and encumbrances whatsoever, whether voluntarily or involuntarily created and whether or not perfected, other than the Permitted Liens.

(f) Organization, Authority and No Conflict.

Borrower is a corporation duly organized, validly existing and in good standing in the State of Illinois, its state organizational identification number on the date hereof is 50244296 and Borrower is duly qualified and in good standing in all states where the nature and extent of the business transacted by it or the ownership of its assets makes such qualification necessary, except where the failure to be so qualified and in good standing could not reasonably be expected to have a Material Adverse Effect on Borrower. Borrower has the right and power and is duly authorized and empowered to enter into, execute and deliver this Agreement and the Other Agreements to which it is a party and perform its obligations hereunder and thereunder. Borrower’s execution, delivery and performance of this Agreement and the Other Agreements to which it is a party does not conflict with the provisions of the organizational documents of Borrower, any statute, regulation, ordinance or rule of law, or any agreement, contract or other document which is binding on Borrower, in each case, which conflict could reasonably be expected to have a Material Adverse Effect on Borrower, and Borrower’s execution, delivery and performance of this Agreement and the Other Agreements shall not result in the imposition of any lien or other encumbrance upon any of Borrower’s property under any existing indenture, mortgage, deed of trust, loan or credit agreement or other agreement or instrument by which Borrower or any of its property may be bound or affected other than in favor of Agent on behalf of the Lenders.

(g) Litigation.

Except as set forth on Schedule 11(g), there are no actions or proceedings which are pending or, to Borrower’s knowledge, threatened against Borrower which action or proceeding could reasonably be expected to have a Material Adverse Effect on Borrower. Borrower has no Commercial Tort Claims pending other than those set forth on Exhibit C hereto.

(h) Compliance with Laws and Maintenance of Permits.

Borrower has obtained all governmental consents, franchises, certificates, licenses, authorizations, approvals and permits, the lack of which could reasonably be expected to have a Material Adverse Effect on Borrower. Borrower is in compliance in all material respects with all applicable federal, state, local and foreign statutes, orders, regulations, rules and ordinances (including, without limitation, Environmental Laws and statutes, orders, regulations, rules and ordinances relating to taxes, employer and employee contributions and similar items, securities, ERISA or employee health and safety) the failure to comply with which could reasonably be expected to have a Material Adverse Effect on Borrower.

(i) Affiliate Transactions.

Except as set forth on Schedule 11(i) hereto or as permitted pursuant to Section 13(i) hereof, Borrower is not conducting, permitting or suffering to be conducted, transactions with any Affiliate other than transactions with Affiliates for the purchase or sale of Inventory or services in the ordinary course of business pursuant to terms that are no less favorable to Borrower than the terms upon which such transactions would have been made had they been made to or with a Person that is not an Affiliate.

(j) Names and Trade Names.

Borrower’s name since the date five years prior to the date hereof has always been as set forth on the first page of this Agreement and since the date five years prior to the date hereof, Borrower has used no trade names, assumed names, fictitious names or division names in the operation of its business, except as set forth on Schedule 11(j) hereto.

(k) Equipment.

Borrower has good and merchantable title to and ownership of all Equipment.

(l) Enforceability.

This Agreement and the Other Agreements to which Borrower is a party are the legal, valid and binding obligations of Borrower and are enforceable against Borrower in accordance with their respective terms, except as limited by applicable bankruptcy, insolvency or other laws related to enforcement of creditors’ rights generally and general principles of equity related to enforceability.

(m) Solvency.

Borrower is, after giving effect to the transactions contemplated hereby, solvent, able to pay its debts as they become due, has capital sufficient to carry on its business, now owns property having a value both at fair valuation and at present fair saleable value greater than the amount required to pay its debts, and will not be rendered insolvent by the execution and delivery of this Agreement or any of the Other Agreements or by completion of the transactions contemplated hereunder or thereunder.

(n) Indebtedness.

Except as set forth on Schedule 11(n) hereto and indebtedness permitted under subsection 13(b), Borrower is not obligated (directly or indirectly), for any loans or other indebtedness for borrowed money other than the Term Loan.

(o) Margin Security and Use of Proceeds.

Borrower does not own any margin securities, and none of the proceeds of the Term Loan hereunder shall be used for the purpose of purchasing or carrying any margin securities or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase any margin securities or for any other purpose not permitted by Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

(p) Parent, Subsidiaries and Affiliates.

Except as set forth on Schedule 11(p)-A hereto, Borrower has no Parents, Subsidiaries or divisions, nor is Borrower engaged in any joint venture or partnership with any other Person. Except as set forth on Schedule 11(p)-B hereto, Borrower has no other Affiliates.

(q) No Defaults.

Except as set forth on Schedule 11(q), Borrower is not in default under any material contract, lease or commitment to which it is a party or by which it is bound which default could reasonably be expected to have a Material Adverse Effect on Borrower, nor does Borrower know of any dispute regarding any contract, lease or commitment which could reasonably be expected to have a Material Adverse Effect on Borrower.

(r) Employee Matters.

There are no controversies pending or, to Borrower’s knowledge, threatened between Borrower and any of its employees, agents or independent contractors other than controversies which could not, in the aggregate, reasonably be expected to have a Material Adverse Effect on Borrower, and Borrower is in compliance with all federal and state laws respecting employment and employment terms, conditions and practices except for such non-compliance which could not reasonably be expected to have a Material Adverse Effect on Borrower.

(s) Intellectual Property.

Borrower possesses adequate licenses, patents, patent applications, copyrights, service marks, trademarks, trademark applications, tradestyles and trade names to continue to conduct its business as heretofore conducted by it.

(t) Environmental Matters.

Borrower has not generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Materials, on or off its premises (whether or not owned by it) in any manner which at any time violates any Environmental Law or any license, permit, certificate, approval or similar authorization thereunder and the operations of the Borrower comply in all material respects with all Environmental Laws and all licenses, permits, certificates, approvals and similar authorizations thereunder. There has been no investigation, proceeding, complaint, order, directive, claim, citation or notice by any governmental authority or any other Person, nor is any pending or to the best of the Borrower’s knowledge threatened, with respect to any non-compliance in any material respect with or violation in any material respect of the requirements of any Environmental Law by the Borrower or the release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials or any other environmental, health or safety matter, which affects, in any material respect, the Borrower or its business, operations or assets or any properties at which the Borrower has transported, stored or disposed of any Hazardous Materials. Borrower has no material liability (contingent or otherwise) in connection with a release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials.

(u) ERISA Matters.

Borrower has paid and discharged all obligations and liabilities arising under ERISA of a character which, if unpaid or unperformed, might result in the imposition of a lien against any of its properties or assets.

12. AFFIRMATIVE COVENANTS.

Until payment and satisfaction in full of all Liabilities and termination of this Agreement, unless Borrower obtains Requisite Lenders’ prior written consent waiving or modifying any of Borrower’s covenants hereunder in any specific instance, Borrower covenants and agrees as follows:

(a) Maintenance of Records.

Borrower shall at all times keep accurate and complete books, records and accounts with respect to all of Borrower’s business activities, in accordance with sound accounting practices and generally accepted accounting principles consistently applied, and shall keep such books, records and accounts, and any copies thereof, only at the addresses indicated for such purpose on Exhibit A (as Exhibit A may be amended from time to time) or such locations of which Agent has been advised by Borrower in accordance with Section 12(b)(i).

(b) Notices.

Borrower shall:

(i) Locations. Promptly (but in no event less than ten (10) days prior to the occurrence thereof) notify Agent of the proposed opening of any new place of business or new location of Collateral (other than any Collateral that is normally used in more than one state, any Collateral delivered to third parties for repair in the ordinary course and other Collateral with a fair market value of less than $50,000, in the aggregate), the closing of any existing place of business or location of Collateral (other than the locations of the Exited Business Assets, any Collateral that is normally used in more than one state, any Collateral delivered to third parties for repair in the ordinary course and other Collateral with a fair market value of less than $50,000, in the aggregate), any change of in the location of Borrower’s books, records and accounts (or copies thereof), the opening or closing of any post office box to which payments on Borrower’s Accounts are sent or the opening or closing of any bank account, which notice shall constitute Borrower’s authorization to amend Exhibit A to include such place of business or location.

(ii) [Intentionally Omitted.]

(iii) Litigation and Proceedings; Tax Liens. Promptly upon becoming aware thereof, notify Agent of any actions or proceedings which are pending or threatened against Borrower which could reasonably be expected to have a Material Adverse Effect on Borrower, of any Commercial Tort Claims of Borrower which may arise, and of any lien, claim, security interest or other encumbrance whatsoever for taxes on any of Borrower’s or its Subsidiaries’ assets.

(iv) Names and Trade Names. Notify Agent within ten (10) days of the change of its name or the use of any trade name, assumed name, fictitious name or division name not previously disclosed to Agent in writing.

(v) ERISA Matters. Promptly notify Agent of (x) the occurrence of any “reportable event” (as defined in ERISA) which might result in the termination by the Pension Benefit Guaranty Corporation (the “PBGC”) of any employee benefit plan (“Plan”) covering any officers or employees of the Borrower, any benefits of which are, or are required to be, guaranteed by the PBGC, (y) receipt of any notice from the PBGC of its intention to seek termination of any Plan or appointment of a trustee therefor or (z) its intention to terminate or withdraw from any Plan.

(vi) Environmental Matters. Immediately notify Agent upon any senior officer of Borrower having an office at Borrower’s headquarter location becoming aware of any investigation, proceeding, complaint, order, directive, claim, citation or notice with respect to any non-compliance with or violation of the requirements of any Environmental Law by Borrower or the generation, use, storage, treatment, transportation, manufacture handling, production or disposal of any Hazardous Materials or any other environmental matter which affects Borrower or its business operations or assets or any properties at which Borrower has transported, stored or disposed of any Hazardous Materials.

(vii) Default; Material Adverse Change. Promptly advise Agent of any material adverse change in the business, property, assets, prospects, operations or condition, financial or otherwise, of Borrower, the occurrence of any Event of Default hereunder or the occurrence of any event which, if uncured, will become an Event of Default after notice or lapse of time (or both).

All of the foregoing notices shall be provided by Borrower to Agent in writing.

(c) Compliance with Laws and Maintenance of Permits.

Borrower shall maintain all governmental consents, franchises, certificates, licenses, authorizations, approvals and permits, the lack of which could reasonably be expected to have a Material Adverse Effect on Borrower and Borrower shall remain in compliance with all applicable federal, state, local and foreign statutes, orders, regulations, rules and ordinances (including, without limitation, Environmental Laws and statutes, orders, regulations, rules and ordinances relating to taxes, employer and employee contributions and similar items, securities, ERISA or employee health and safety) the failure with which to comply could reasonably be expected to have a Material Adverse Effect on Borrower.

(d) Inspection and Audits.

Borrower shall permit Administrative Agent and Agent, or any Persons designated by Administrative Agent and/or Agent, to accompany First Lien Agent in connection with any inspection, audit or check made by First Lien Agent pursuant to the terms of the First Lien Loan Agreement; provided, that in addition thereto and without limiting the foregoing, Borrower shall permit, during the term of this Agreement, two additional reviews of Borrower by Agent or a consultant satisfactory to Agent in its reasonable discretion (such additional reviews increased by the number of general inspection rights provided to, but waived by, First Lien Agent pursuant to the terms of the First Lien Loan Agreement). Borrower shall furnish to Agent such information relevant to Agent’s and/or any Lender’s rights under this Agreement and the Other Agreements to which an Obligor is a party as Agent shall at any time and from time to time request in its sole discretion determined in good faith. Agent, through its officers, employees or agents, shall have the right, at any time and from time to time in Borrower’s name, upon reasonable prior notice (provided that no notice shall be required after the occurrence of and during the continuance of an Event of Default), to verify the validity, amount or any other matter relating to any of Borrower’s Accounts, by mail, telephone, telecopy, electronic mail or otherwise. Borrower authorizes Agent and Lenders to discuss the affairs, finances and business of Borrower with any officers, employees or directors of Borrower, and, to discuss the financial condition of Borrower with Borrower’s independent public accountants; provided that Borrower shall be informed of such discussion and an officer of Borrower shall be provided the opportunity to participate in such discussion. Any such discussions shall be without liability to Agent, Administrative Agent or any Lender or to Borrower’s independent public accountants. Borrower shall pay to Agent all reasonable and documented out-of-pocket fees and costs and expenses incurred by Agent in the exercise of its rights under this Section 12(d), and all of such costs and expenses shall constitute Liabilities hereunder, shall be payable on demand and, until paid, shall bear interest at the highest rate then applicable to the Term Loan hereunder. Agent shall provide invoice for such fees, costs, expenses and charges of Persons other than Agent or Lenders to Borrower promptly after receipt thereof from such Persons.

(e) Insurance.

Borrower shall:

(i) Keep the Collateral insured against loss or damage by such risks as are customarily insured against by Persons engaged in businesses similar to that of Borrower, with such companies, in such amounts, with such self-insurance retentions or deductibles, and under policies in such form, as shall be satisfactory to Agent in its sole discretion determined in good faith. Original (or certified) copies of such policies of insurance in effect on the date hereof have been or shall be, within ninety (90) days of the date hereof, delivered to Agent, together with evidence of payment of all premiums therefor, and shall contain an endorsement, in form and substance acceptable to Agent, showing loss under such insurance policies payable to Agent, for the benefit of Agent, Administrative Agent and Lenders. Such endorsement, or an independent instrument furnished to Agent, shall provide that the insurance company shall give Agent at least thirty (30) days written notice before any such policy of insurance is altered or canceled and that no act, whether willful or negligent, or default of Borrower or any other Person shall affect the right of Agent to recover under such policy of insurance in case of loss or damage. In addition, Borrower shall cause to be executed and delivered to Agent an assignment of proceeds of its business interruption insurance policies. Borrower hereby directs all insurers under all policies of insurance to pay all proceeds payable thereunder directly to Agent. Borrower irrevocably makes, constitutes and appoints Agent (and all officers, employees or agents designated by Agent) as Borrower’s true and lawful attorney (and agent-in-fact) for the purpose of making, settling and adjusting claims under such policies of insurance, endorsing the name of Borrower on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and making all determinations and decisions with respect to such policies of insurance.

(ii) Maintain, at its expense, such public liability and third party property damage insurance as is customary for Persons engaged in businesses similar to that of Borrower with such companies and in such amounts, with such self-insurance retentions or deductibles and under policies in such form as shall be satisfactory to Agent in its sole discretion determined in good faith and original (or certified) copies of such policies in effect on the date hereof have been or shall be, within ninety (90) days after the date hereof, delivered to Agent, together with evidence of payment of all premiums therefor; each such policy shall contain an endorsement showing Agent, Administrative Agent and Lenders as additional insureds thereunder and providing that the insurance company shall give Agent at least thirty (30) days written notice before any such policy shall be altered or canceled.

If Borrower at any time or times hereafter shall fail to obtain or maintain any of the policies of insurance required above or to pay any premium relating thereto, then Agent, without waiving or releasing any obligation or default by Borrower hereunder, may (but shall be under no obligation to) obtain and maintain such policies of insurance and pay such premiums and take such other actions with respect thereto as Agent deems advisable. Such insurance, if obtained by Agent, may, but need not, protect Borrower’s interests or pay any claim made by or against Borrower with respect to the Collateral. Such insurance may be more expensive than the cost of insurance Borrower may be able to obtain on its own and may be cancelled only upon Borrower providing evidence that it has obtained the insurance as required above. All documented out-of-pocket sums disbursed by Agent in connection with any such actions, including, without limitation, documented out-of-pocket court costs, expenses, other charges relating thereto and reasonable attorneys’ fees (whether for internal or outside counsel), shall be payable on demand by Borrower to Agent and, until paid, shall bear interest at the highest rate then applicable to LIBOR Rate Loans hereunder.

(f) Collateral.

Other than that which is no longer necessary for Borrower’s business, Borrower shall keep the Collateral in good condition, repair and order (ordinary wear and tear excepted) and shall in its reasonable business judgment make all necessary repairs to the Equipment and replacements thereof so that the operating efficiency and the value thereof shall at all times be preserved and maintained.

(g) Use of Proceeds.

All proceeds of the Term Loan received by Borrower shall be used solely to repay existing First Lien Debt.

(h) Taxes.

Borrower shall file all federal tax returns and all material state or local tax returns and pay all taxes evidenced by such returns when due, and shall cause any liens for such taxes to be promptly released; provided, that Borrower shall have the right to contest the payment of such taxes and imposition of such liens in good faith by appropriate proceedings so long as the amount so contested is shown on Borrower’s financial statements. If Borrower fails to pay any such taxes and in the absence of any such contest by Borrower, Agent may (but shall be under no obligation to) advance and pay any sums required to pay any such taxes and/or to secure the release of any lien therefor, and any sums so advanced by Agent shall be payable by Borrower to Agent on demand, and, until paid, shall bear interest at the highest rate then applicable to LIBOR Rate Loans hereunder.

(i) Intellectual Property.

Borrower shall, in its reasonable business judgment, maintain adequate licenses, patents, patent applications, copyrights, service marks, trademarks, trademark applications, tradestyles and trade names to continue its business as heretofore conducted by it or as hereafter conducted by it.

(j) [Intentionally Omitted.]

(k) Patriot Act, Bank Secrecy Act and Office of Foreign Assets Control.

As required by federal law and the Agent’s, Administrative Agent’s and each Lender’s policies and practices, the Agent, Administrative Agent and each Lender may need to obtain, verify and record certain customer identification information and documentation in connection with opening or maintaining accounts, or establishing or continuing to provide services and Borrower agrees to provide such information. In addition, and without limiting the foregoing sentence, the Borrower shall (a) not use or permit the use of the proceeds of the Term Loan to violate any of the foreign asset control regulations of Office of Foreign Assets Control or any enabling statute or Executive Order relating thereto, and (b) comply, and cause each Subsidiary to comply, with all applicable Bank Secrecy Act laws and regulations, as amended.

13. NEGATIVE COVENANTS.

Until payment and satisfaction in full of all Liabilities and termination of this Agreement, unless Borrower obtains Requisite Lenders’ prior written consent waiving or modifying any of Borrower’s covenants hereunder in any specific instance, Borrower agrees as follows:

(a) Guaranties.

Borrower shall not, nor shall it permit any of its Subsidiaries to, assume, guarantee or endorse, or otherwise become liable in connection with, the obligations of any Person, except (i) by endorsement of instruments for deposit or collection or similar transactions in the ordinary course of business, (ii) guaranties of indebtedness permitted by subsection 13(b) and (iii) obligations arising in connection with Permitted Investments.

(b) Indebtedness.

Borrower shall not, nor shall it permit any of its Subsidiaries to, create, incur, assume or become obligated (directly or indirectly), for any loans or other indebtedness for borrowed money other than the Term Loan, except that Borrower may (i) borrow money from a Person on an unsecured and subordinated basis if a subordination agreement in favor of Agent for the benefit of Lenders and in form and substance satisfactory to Agent in its sole discretion determined in good faith is executed and delivered to Agent relative thereto; (ii) maintain its present indebtedness listed on Schedule 11(n) hereto, in each case, together with any refinancing, extension or renewal thereof so long as the principal amount of such indebtedness and the Collateral therefor are not increased or expanded, as applicable; (iii) incur unsecured indebtedness to trade creditors in the ordinary course of business; (iv) incur purchase money indebtedness or capitalized lease obligations, which indebtedness or capitalized lease obligations shall, in each instance unless otherwise waived by Agent in its sole discretion, be subject to access and use agreements in form and content acceptable to Agent in its sole discretion (it being understood and agreed that Borrower shall be required only to use good faith efforts to arrange for any such agreements with respect to any such indebtedness or capitalized lease obligations in effect as of the date hereof); (v) incur operating lease obligations requiring payments not to exceed $16,000,000 in the aggregate during any Fiscal Year of Borrower; (vi) indebtedness under swaps, interest rate management agreements, foreign currency or commodity hedge agreements entered into in the ordinary course of business; (vii) incur financing for the premiums on insurance policies secured by such insurance policies and the proceeds thereof; (viii) incur First Lien Debt, subject to the terms of the Intercreditor Agreement; and (ix) incur indebtedness consisting of guaranties of indebtedness described in clauses (i)-(viii) hereof (which guaranties, in the case of First Lien Debt, shall be subject to the terms of the Intercreditor Agreement).

(c) Liens.

Borrower shall not, nor shall it permit any of its Subsidiaries to, grant or permit to exist (voluntarily or involuntarily) any lien, claim, security interest or other encumbrance whatsoever on any of its assets, other than Permitted Liens.

(d) Mergers, Sales, Acquisitions, Subsidiaries and Other Transactions Outside the Ordinary Course of Business.

Borrower shall not (i) enter into, or permit any of its Subsidiaries to enter into, any merger or consolidation; (ii) change the state of Borrower’s organization, or permit any of its Subsidiaries to change its state of organization, or enter into any transaction or permit any Subsidiary to enter into any transaction which has the effect of changing Borrower’s or any of its Subsidiary’s state of organization, unless Borrower has taken action, in a manner satisfactory to Agent in its sole discretion, to maintain the perfection of Agent’s security interest for the benefit of Lenders in the Collateral to the extent of such perfection prior to such change; (iii) sell, lease or otherwise dispose, or permit any of its Subsidiaries to sell, lease or otherwise dispose, of any of its assets other than the sale of the Exited Business Assets in accordance with the Restructuring Plan and other than in the ordinary course of business; (iv) purchase or permit any of its Subsidiaries to purchase the stock, other equity interests or all or a material portion of the assets of any Person or division of such Person; or (v) purchase, redeem or retire, or enter into any transaction to purchase, redeem or retire, any shares of any class of its stock or any other of its outstanding equity interests. Borrower shall not form any new Subsidiaries or enter into any new joint ventures or partnerships with any other Person. Notwithstanding this Section 13(d), (i) Borrower may merge or consolidate with any Subsidiary so long as Borrower is the surviving entity, (ii) any of Borrower’s Subsidiaries may merge or consolidate with any other Subsidiary of Borrower, and Borrower or any Subsidiary of Borrower may redeem or repurchase any outstanding equity interests of any of Borrower’s Subsidiaries and (iii) Borrower may make an investment in the capital stock of APacific Customer Services Phils., Inc., a corporation organized under the laws of the Philippines, in an amount not to exceed $25,000. Borrower will provide prompt written notice to Agent of any actions taken by Borrower or any of its Subsidiaries pursuant to the terms of the preceding sentence.

(e) Dividends and Distributions.

Borrower shall not declare or pay any dividend or other distribution (whether in cash or in kind) on any class of its stock other than dividends or distributions payable in its stock.

(f) Investments; Loans.

Borrower shall not, and shall not permit any of its Subsidiaries to, purchase or otherwise acquire, or contract to purchase or otherwise acquire, the obligations or stock of any Person, other than direct obligations of the United States and other Permitted Investments; nor shall Borrower lend or otherwise advance funds to any Person except for loans or advances made to employees, officers and directors for travel and other expenses arising in the ordinary course of business and other Permitted Investments, provided, that with respect to Permitted Investments in the form of loans to Obligors, at the request of Agent following the Discharge of the First Lien Claim, such loans shall be evidenced by intercompany notes in form and substance satisfactory to Agent and pledged to Agent for the benefit of Lenders.

(g) Fundamental Changes, Line of Business.

Borrower shall not, nor shall it permit any of its Subsidiaries to, amend its organizational documents or change its Fiscal Year or enter into a new line of business materially different from its current business or make any changes to its current business.

(h) [Intentionally Omitted.]

(i) Affiliate Transactions.

Except as set forth on Schedule 11(i) hereto or other Affiliate transactions as permitted pursuant to Section 13 hereof, Borrower shall not, nor shall it permit any of its Subsidiaries to, conduct, permit or suffer to be conducted, transactions with Affiliates other than (i) transactions for the purchase or sale of Inventory or services in the ordinary course of business, (ii) payment of commercially reasonable fees, expenses and compensation to directors, officers or employees of Borrower and any Subsidiary and customary indemnification and insurance arrangements in favor of any director, officer or employee of Borrower and any Subsidiary and any agreement relating to any of the foregoing entered into in the ordinary course of business, (iii) tax sharing agreements among Borrower and/or any of its Subsidiaries and (iv) transactions pursuant to terms that are no less favorable to Borrower than the terms upon which such transactions would have been made had they been made to or with a Person that is not an Affiliate.

(j) [Intentionally Omitted.]

14. FINANCIAL COVENANTS.

Until payment and satisfaction in full of all Liabilities and the termination of this Agreement, unless Borrower obtains Requisite Lenders’ prior written consent waiving or modifying any of Borrower’s financial covenants hereunder in any specific instance, Borrower shall maintain and keep in full force and effect each of the financial covenants set forth below:

(a) Maximum Restructuring Cash Disbursements.

Borrower shall not make cash disbursements in respect of restructuring charges accrued on or after July 1, 2005 (including, as applicable and without limitation, with respect to the Restructuring Plan) in excess of (i) $4,000,000 in the aggregate for the Fiscal Year ending on or about December 31, 2006, (ii) $3,500,000 in the aggregate for the Fiscal Year ending on or about December 31, 2007, and (iii) $2,500,000 in the aggregate for the Fiscal Year ending on or about December 31, 2008.

(b) Fixed Charge Coverage.

Borrower shall not permit the ratio of its EBITDA to Fixed Charges for any period set forth below to be less than the amount set forth below for such period:

Period	Amount
Fiscal quarter commencing on or about October 1, 2006 and ending on or about December 31, 2006	1.25 to 1.0

Two fiscal quarters commencing on or about October 1, 2006 and ending on or about March 31, 2007	1.25 to 1.0

Three fiscal quarters commencing on or about October 1, 2006 and ending on or about June 30, 2007	1.25 to 1.0

Four fiscal quarters commencing on or about October 1, 2006 and ending on or about September 30, 2007	1.25 to 1.0

Each period of four consecutive fiscal quarters
commencing with the four fiscal quarters ending on or
about December 31, 2007, through and including the four
fiscal quarters ending on or about September 30, 2008
1.10 to 1.0

Each period of four consecutive fiscal quarters thereafter, commencing with the four consecutive fiscal quarters ending on or about December 31, 2008	1.25 to 1.0

(c) EBITDA.

(i) Borrower shall not permit EBITDA to be less than the amount set forth below for the corresponding period set forth below:

Period	Amount
Fiscal quarter commencing on or about October 1, 2006 and ending on or about December 31, 2006	$3,600,000

Two fiscal quarters commencing on or about October 1, 2006 and ending on or about March 31, 2007	$7,000,000

Three fiscal quarters commencing on or about October 1, 2006 and ending on or about June 30, 2007	$10,000,000

(ii) Borrower shall not permit EBITDA for the period of four (4) consecutive fiscal quarters ending on or about any date set forth below to be less than the amount set forth below for the corresponding period set forth below:

Period of Four Consecutive Fiscal Quarters
Ending On or About	Amount
September 30, 2007	$14,000,000

December 31, 2007	$15,500,000

March 31, 2008	$18,000,000

June 30, 2008	$20,000,000

September 30, 2008	$21,000,000

Each period of four (4) consecutive fiscal quarters thereafter, commencing with the four (4) consecutive fiscal quarters ending on or about December 31, 2008	$22,000,000

From and following the consummation of a Qualified Equity Offering, the provisions of this clause (c) shall not apply with respect to any period set forth above if the average daily outstanding “Revolving Loans” (as such term is defined in the First Lien Loan Agreement) over the last fiscal quarter in such period equal $1,000,000 or less.

(d) Leverage.

Borrower shall not permit the ratio of its aggregate indebtedness for borrowed money (including capitalized leases) as of the last day of each fiscal quarter ending on or about each date set forth below, to EBITDA for the period of four (4) consecutive fiscal quarters ending on the last date of such fiscal quarter, to exceed the ratio set forth below for the fiscal quarter ending on or about the corresponding date set forth below:

Date	Ratio
December 31, 2006	4.00 to 1.0

March 31, 2007	3.75 to 1.0

June 30, 2007	3.25 to 1.0

September 30, 2007	3.00 to 1.0

December 31, 2007 and the last day of each fiscal quarter thereafter	2.50 to 1.0

15. DEFAULT.

The occurrence of any one or more of the following events shall constitute an “Event of Default” by Borrower hereunder:

(a) Payment.

The failure of any Obligor to pay when due any of the Liabilities.

(b) Breach of this Agreement and the Other Agreements.

The failure of any Obligor to perform, keep or observe any of the covenants, conditions, promises, agreements or obligations of such Obligor under this Agreement or any of the Other Agreements; provided that any such failure under subsections 12(b)(i), (iv) and (v), 12(c) and 12(i) of this Agreement or subsections 8(b)(i), (iii) and (iv), 8(c) and 8(h) of the Security Agreement shall not constitute an Event of Default hereunder until the tenth (10th) day following the occurrence thereof.

(c) Breaches of Other Obligations.

(i)  The failure of any Obligor to perform, keep or observe any of the covenants, conditions, promises, agreements or obligations of such Obligor under any other agreement with any Person if such failure could reasonably be expected to have a Material Adverse Effect on such Obligor or (ii) the occurrence of any “Event of Default” under the First Lien Loan Agreement.

(d) Breach of Representations and Warranties.

The making by any Obligor to Agent or any Lender of any representation or warranty within or in connection with this Agreement or the Other Agreements which is untrue or misleading in any respect as of the date made.

(e) Loss of Collateral.

The loss, theft, damage or destruction of, or (except as permitted hereby (including the sale of the Exited Business Assets) or permitted by the Security Agreement) the sale, lease or furnishing under a contract of service of, any of the Collateral except for any loss, theft, damage or destruction that could not reasonably be expected to have a Material Adverse Effect on Borrower or Borrower and its Subsidiaries taken as a whole.

(f) Levy, Seizure or Attachment.

The making or any attempt by any Person to make any levy, seizure or attachment upon any of the Collateral.

(g) Bankruptcy or Similar Proceedings.

The commencement of any proceedings in bankruptcy by or against any Obligor or for the liquidation or reorganization of any Obligor, or alleging that such Obligor is insolvent or unable to pay its debts as they mature, or for the readjustment or arrangement of any Obligor’s debts, whether under the United States Bankruptcy Code or under any other law, whether state or federal, now or hereafter existing, for the relief of debtors, or the commencement of any analogous statutory or non-statutory proceedings involving any Obligor; provided, however, that if such commencement of proceedings against such Obligor is involuntary, such action shall not constitute an Event of Default unless such proceedings are not dismissed within sixty (60) days after the commencement of such proceedings.

(h) Appointment of Receiver.

The appointment of a receiver or trustee for any Obligor, for any of the Collateral or for any substantial part of any Obligor’s assets or the institution of any proceedings for the dissolution (other than in connection with a merger or consolidation permitted by Section 13(d)), or the full or partial liquidation (other than in connection with a merger or consolidation permitted by Section 13(d)), or the merger or consolidation (other than in connection with a merger or consolidation permitted by Section 13(d)), of any Obligor which is a corporation, limited liability company or a partnership; provided, however, that if such appointment or commencement of proceedings against such Obligor is involuntary, such action shall not constitute an Event of Default unless such appointment is not revoked or such proceedings are not dismissed within sixty (60) days after the commencement of such proceedings.

(i) Judgment.

The entry of any judgment or order against any Obligor which remains unsatisfied or undischarged and in effect for thirty (30) days after such entry without being vacated, stayed or bonded pending appeal which involves in the aggregate an amount in excess of $250,000.

(j) Death or Dissolution of Obligor.

The dissolution of any Obligor which is a partnership, limited liability company, corporation or other entity (other than in connection with a merger, consolidation or transaction expressly permitted by Section 13(d)).

(k) Default or Revocation of Guaranty.

The occurrence of an event of default under, or the revocation or termination of, any agreement, instrument or document (other than this Agreement) executed and delivered by any Person to Agent or any Lender pursuant to which such Person has guaranteed to Agent and Lenders the payment of all or any of the Liabilities or has granted Agent a security interest in or lien upon some or all of such Person’s real and/or personal property to secure the payment of all or any of the Liabilities (other than in connection with a merger, consolidation or transaction expressly permitted by Section 13(d)) provided, that a breach of subsections 8(b)(i), (iii) and (iv), 8(c) and 8(h) of the Security Agreement will not constitute an Event of Default hereunder until the tenth (10th) day following the occurrence thereof.

(l) Criminal Proceedings.

The institution in any court of a criminal proceeding against any Obligor, or the indictment of any Obligor for any crime to the extent such proceeding or indictment would reasonably be expected to have a Material Adverse Effect on Borrower or Borrower and its Subsidiaries taken as a whole.

(m) Change of Control.

(i) Any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than the Schwartz Group, becomes the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of 30%, or more, of the outstanding common stock of Borrower having the right to vote for the election of members of the Board of Directors or (ii) Borrower ceases to own, directly or indirectly, and control 100% of the equity interests of each of its Subsidiaries.

(n) Material Adverse Change.

Any material adverse change in the Collateral, business, property, assets, prospects, operations or condition, financial or otherwise of any Obligor, as determined by Requisite Lenders in their sole judgment, determined in good faith, or the occurrence of any event which, in Requisite Lenders’ sole judgment, determined in good faith, could reasonably be expected to have a Material Adverse Effect on Borrower or Borrower and its Subsidiaries taken as a whole.

16. REMEDIES UPON AN EVENT OF DEFAULT.

(a) Upon the occurrence of an Event of Default described in subsection 15(g) hereof, all of the Liabilities shall immediately and automatically become due and payable, without notice of any kind. Upon the occurrence and during the continuance of any other Event of Default, all Liabilities may, at the option of Requisite Lenders, and without demand, notice or legal process of any kind, be declared, and immediately shall become, due and payable.

(b) Upon the occurrence and during the continuance of an Event of Default, Agent may exercise from time to time any rights and remedies available to it under the Uniform Commercial Code and any other applicable law in addition to, and not in lieu of, any rights and remedies expressly granted in this Agreement or in any of the Other Agreements and all of Agent’s rights and remedies shall be cumulative and non-exclusive to the extent permitted by law. In particular, but not by way of limitation of the foregoing, Agent may, upon the occurrence and during the continuance of an Event of Default, in each case, to the extent permitted by law, without notice, demand or legal process of any kind, take possession of any or all of the Collateral (in addition to Collateral of which it already has possession), wherever it may be found, and for that purpose may pursue the same wherever it may be found, and may enter onto any of Borrower’s premises where any of the Collateral may be, and search for, take possession of, remove, keep and store any of the Collateral until the same shall be sold or otherwise disposed of, and Agent shall have the right to store the same at any of Borrower’s premises without cost to Agent or Lenders. At Agent’s request upon the occurrence and during the continuance of an Event of Default, Borrower shall, at Borrower’s expense, assemble the Collateral and make it available to Agent at one or more places to be designated by Agent and reasonably convenient to Agent and Borrower. Borrower recognizes and agrees that if Borrower fails to perform, observe or discharge any of its Liabilities under this Agreement or the Other Agreements, Agent and Lenders shall to the extent permitted by law be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages. To the extent permitted by law, any notification of intended disposition of any of the Collateral required by law will be deemed to be a reasonable authenticated notification of disposition if given at least ten (10) days prior to such disposition and such notice shall (i) describe Agent and Borrower, (ii) describe the Collateral that is the subject of the intended disposition, (iii) state the method of the intended disposition, (iv) state that Borrower is entitled to an accounting of the Liabilities and state the charge, if any, for an accounting and (v) state the time and place of any public disposition or the time after which any private sale is to be made. Agent and Lenders may disclaim any warranties that might arise in connection with the sale, lease or other disposition of the Collateral and has no obligation to provide any warranties at such time. Any Proceeds of any disposition by Agent of any of the Collateral in accordance with this Section 16 may be applied by Agent to the payment of documented out-of-pocket expenses in connection with the Collateral, including, without limitation, legal expenses and reasonable attorneys’ fees (whether for internal or outside counsel), and any balance of such Proceeds may be applied by Agent toward the payment of such of the Liabilities, and in such order of application, as Agent may from time to time elect.

17. CONDITIONS PRECEDENT.

The obligation of Agent and Lenders to fund the Term Loan is subject to the satisfaction or waiver on or before the date hereof of the following conditions precedent:

(a) Agent shall have received each of the agreements, opinions, reports, approvals, consents, certificates and other documents set forth on the closing document list attached hereto as Schedule 17(a) in each case in form and substance satisfactory to Agent;

(b) Since November 26, 2006, no event shall have occurred which has had or could reasonably be expected to have a Material Adverse Effect on any Obligor, as determined by Agent or Requisite Lenders in their sole discretion;

(c) Agent shall have received payment in full of all reasonable and documented expenses payable to it by Borrower in connection herewith;

(d) The Borrower shall have entered into the First Lien Loan Agreement and the agreements and instruments contemplated thereby providing for First Lien Debt in a maximum principal amount of not less than $27,500,000;

(e) Agent shall have received (i) projected monthly cash flows of Borrower through December 31, 2007, and (ii) projections of covenant compliance through December 31, 2010, each in form and substance reasonably satisfactory to Agent;

(f) Agent shall have received evidence satisfactory to it that immediately after the making of the Term Loan the sum of the outstanding principal balance of the Term Loan plus the outstanding principal balance of the Revolving Loans (as defined under the First Lien Loan Agreement) shall not exceed an amount equal to 3.42 multiplied by EBITDA for the twelve month period ended December 31, 2006; and

(g) The Obligors shall have executed and delivered to Agent all such other documents, instruments and agreements which Agent determines are reasonably necessary to consummate the transactions contemplated hereby.

18. DISTRIBUTIONS OF PAYMENTS.

Payments actually received by Administrative Agent with respect to the following items shall be distributed by Administrative Agent to Lenders as follows:

(a) Within one (1) Business Day of receipt thereof by Administrative Agent payments to be applied to principal and/or interest on the Term Loan shall be paid to each Lender in proportion to its Pro Rata Share; and

(b) Within one (1) Business Day of receipt thereof by Administrative Agent, payments to be applied to the prepayment fee set forth in Section 10 hereof shall be paid to each Lender in proportion to its Pro Rata Share.

19. AGENTS.

Section I. Agent.

(a) Appointment of Agent.

(i) Each Lender hereby designates LaSalle Bank National Association as Agent to act as herein specified. Each Lender hereby irrevocably authorizes Agent to take such action on its behalf under the provisions of this Agreement, the Other Agreements and the notes and any other instruments and agreements referred to herein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto. Except as otherwise provided herein, Agent shall hold all Collateral. Agent may perform any of its duties hereunder by or through its agents or employees.

(ii) The provisions of this Section 19 (other than Section 19(i) in each of Sections I. and II.) are solely for the benefit of Agent, Administrative Agent and Lenders, and neither Borrower nor any other Obligor shall have any rights as a third party beneficiary of any of the provisions of this Section 19 (other than Section 19(i) in each of Sections I. and II.). In performing its functions and duties under this Agreement, Agent shall act solely as agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any Obligor.

(b) Nature of Duties of Agent.

Agent shall not have duties, obligations or responsibilities except those expressly set forth in this Agreement and the Other Agreements. Neither Agent nor any of its officers, directors, employees or agents shall be liable for any action taken or omitted by it as such hereunder or in connection herewith, unless caused by its or their gross negligence or willful misconduct. The duties of Agent shall be mechanical and administrative in nature; Agent shall not have by reason of this Agreement or the Other Agreements a fiduciary relationship in respect of any Lender; and nothing in this Agreement or the Other Agreements, expressed or implied, is intended to or shall be so construed as to impose upon Agent any obligations in respect of this Agreement or the Other Agreements except as expressly set forth herein.

(c) Lack of Reliance on Agent.

(i) Independently and without reliance upon Agent, each Lender, to the extent it deems appropriate, has made and shall continue to make (A) its own independent investigation of the financial or other condition and affairs of Agent, each Obligor and any other Lender in connection with the taking or not taking of any action in connection herewith and (B) its own appraisal of the creditworthiness of Agent, each Obligor and any other Lender, and, except as expressly provided in this Agreement, Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Term Loan or at any time or times thereafter.

(ii) Agent shall not be responsible to any Lender for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, collectibility, priority or sufficiency of this Agreement or the Other Agreements or any notes or the financial or other condition of any Obligor. Agent shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or the Other Agreements, or the financial condition of any Obligor, or the existence or possible existence of any Event of Default.

(d) Certain Rights of Agent.

Agent shall have the right to request instructions from Requisite Lenders or all Lenders, as applicable, pursuant to this Agreement, by notice to each Lender. If Agent shall request instructions from Requisite Lenders or all Lenders, as applicable, with respect to any act or action (including the failure to act) in connection with this Agreement, Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from Requisite Lenders or all Lenders, as applicable, and Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting hereunder in accordance with the instructions of Requisite Lenders or all Lenders, as applicable.

(e) Reliance by Agent.

Agent shall be under no duty to examine, inquire into, or pass upon the validity, effectiveness or genuineness of this Agreement, any of the Other Agreements or any instrument, document or communication furnished pursuant hereto or thereto or in connection herewith or therewith. Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, radiogram, order, electronic mail or other documentary, teletransmission or telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person. Agent may consult with legal counsel (including counsel for any Obligor with respect to matters concerning any Obligor), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

(f) Indemnification of Agent.

To the extent Agent is not promptly reimbursed and indemnified by Borrower, each Lender will reimburse and indemnify Agent, in proportion to its Pro Rata Share, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Agent in performing its duties hereunder, in any way relating to or arising out of this Agreement; provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent’s gross negligence or willful misconduct. If any indemnity furnished to Agent for any purpose shall, in the opinion of Agent, be insufficient or become impaired, Agent may call for additional indemnities and cease to do, or not commence, the acts to be indemnified against, even if so directed by Requisite Lenders or all Lenders, as applicable, until such additional indemnification is provided. The obligations of Lenders under this subsection 19(f) shall survive the payment in full of the Liabilities and the termination of this Agreement.

(g) Agent in its Individual Capacity.

With respect to the Term Loan made by it pursuant hereto, Agent shall have the same rights and powers hereunder as any other Lender or holder of a note or participation interest and may exercise the same as though it was not performing the duties specified herein; and the term “Lenders,” or any similar terms shall, unless the context clearly otherwise indicates, include Agent in its individual capacity. Agent may accept deposits from, lend money to, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisor or other business with Borrower or any Affiliate of Borrower as if it were not performing the duties specified herein, and may accept fees and other consideration from Borrower for services in connection with this Agreement and otherwise without having to account for the same to Lenders, to the extent such activities are not in contravention of the terms of this Agreement.

(h) Holders of Notes.

Agent may deem and treat the payee of any promissory note as the owner thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof shall have been filed with Agent. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any promissory note, shall be conclusive and binding on any subsequent holder, transferee or assignee of such promissory note or of any promissory note or notes issued in exchange therefor.

(i) Successor Agent.

(i) Agent may, upon five (5) Business Days’ notice to Lenders and Borrower, resign at any time (effective upon the appointment of a successor Agent pursuant to the provisions of this subsection 19(i)) by giving written notice thereof to Lenders and Borrower. Upon any such resignation, Requisite Lenders with, so long as no Event of Default exists, the consent of Borrower (which consent shall not be unreasonably withheld or delayed) shall have the right, upon five (5) days’ notice, to appoint a successor Agent. If no successor Agent shall have been so appointed by Requisite Lenders and accepted such appointment, within thirty (30) days after the retiring Agent’s giving of notice of resignation, then, upon five (5) days’ notice, the retiring Agent may with, so long as no Event of Default exists, the consent of Borrower (which consent shall not be unreasonably withheld or delayed) on behalf of Lenders, appoint a successor Agent, which shall be a bank or a trust company or other financial institution which maintains an office in the United States, or a commercial bank organized under the laws of the United States of America or of any State thereof, or any affiliate of such bank or trust company or other financial institution which is engaged in the banking business, having a combined capital and surplus of at least Fifty Million and No/100 Dollars ($50,000,000.00).

(ii) Upon the acceptance of any appointment as an Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 19 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent under this Agreement.

(j) Collateral Matters.

(i) Each Lender authorizes and directs Agent to enter into the Other Agreements for the benefit of Lenders. Each Lender hereby agrees that, except as otherwise set forth herein, any action taken by Requisite Lenders in accordance with the provisions of this Agreement or the Other Agreements, and the exercise by the Requisite Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all Lenders. Agent is hereby authorized on behalf of all Lenders, without the necessity of any notice to or further consent from any Lender to take any action with respect to any Collateral or Other Agreements which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to this Agreement and the Other Agreements.

(ii) Agent will not, without the verbal consent of all Lenders, which consent shall (a) be confirmed promptly thereafter in writing and (b) not be unreasonably withheld or delayed, execute any release of Agent’s security interest in any Collateral except for releases relating to dispositions of Collateral (x) permitted by this Agreement and (y) in connection with the repayment in full of all of the Liabilities by Borrower and the termination of all obligations of Agent and Lenders under this Agreement and the Other Agreements; provided, that with the consent of Requisite Lenders, Agent may release its liens on Collateral having a book value not greater than ten percent (10%) of the total book value of all Collateral, as determined by Agent, either in a single transaction or series of related transactions, not to exceed twenty percent (20%) of the book value of all Collateral in any Fiscal Year. Agent shall not be required to execute any such release on terms which, in Agent’s opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such liens without recourse or warranty. In the event of any sale or transfer of any of the Collateral, Agent shall be authorized to deduct all of the expenses reasonably incurred by Agent from the proceeds of any such sale or transfer.

(iii) Lenders hereby agree that the lien granted to Agent in any property sold or disposed of in accordance with the provisions of this Agreement shall be automatically released; provided, however that Agent’s lien shall attach to and continue for the benefit of Agent and Lenders in the proceeds and products of such property arising from any such sale or disposition.

(iv) To the extent, pursuant to the provisions of this subsection 19(j), Agent’s execution of a release is required to release its lien upon any sale and transfer of Collateral which is consented to in writing by Requisite Lenders or all Lenders, as applicable, and upon at least five (5) business days’ prior written request by Borrower, Agent shall (and is hereby irrevocably authorized by Lenders to) execute such documents as may be necessary to evidence the release of the liens granted to Agent for the benefit of Lenders herein or pursuant hereto upon the Collateral that was sold or transferred.

(v) Agent shall not have any obligation whatsoever to Lenders or to any other Person to assure that the Collateral exists or is owned by Borrower or any other Obligor or is cared for, protected or insured or that the liens granted to Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to Agent in this Section 19 or in any of the Other Agreements, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, Agent may act in any manner it may deem appropriate, in its sole discretion, given Agent’s own interest in the Collateral as one of Lenders and that Agent shall have no duty or liability whatsoever to Lenders, except for its gross negligence or willful misconduct.

(vi) In the event that any Lender receives any Proceeds of any Collateral by setoff, exercise of any banker’s lien or otherwise, in an amount in excess of such Lender’s Pro Rata Share of such Proceeds, such Lender shall purchase for cash (and other Lenders shall sell) interests in each of such other Lender’s Pro Rata Share of the Liabilities as would be necessary to cause all Lenders to share the amount so set off or otherwise received with each other Lender in accordance with their respective Pro Rata Shares. No Lender shall exercise any right of set off or banker’s lien without the prior written consent of Agent.

(k) Actions with Respect to Defaults.

In addition to Agent’s right to take actions on its own accord as permitted under this Agreement, Agent shall take such action with respect to an Event of Default as shall be directed by Requisite Lenders or all Lenders, as applicable, under this Agreement; provided, that until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable and in the best interests of Lenders. No Lender shall have any right individually to enforce or seek to enforce this Agreement or any Other Agreement or to realize upon any Collateral, unless instructed to do so by Agent.

(l) Delivery of Information.

Agent shall not be required to deliver to any Lender originals or copies of any documents, instruments, notices, communications or other information received by Agent from Borrower or any other Obligor, Requisite Lenders, any Lender or any other Person under or in connection with this Agreement or any Other Agreement except (i) as specifically provided in this Agreement or any Other Agreement and (ii) as specifically requested from time to time in writing by any Lender with respect to a specific document, instrument, notice or other written communication received by and in the possession of Agent at the time of receipt of such request and then only in accordance with such specific request.

(m) Demand.

Subject to the terms of this Agreement, Agent shall make demand for repayment by Borrower of all Liabilities owing by Borrower hereunder, upon the occurrence and during the continuance of an Event of Default, upon the written request of Requisite Lenders. Agent shall make such demand in such manner as it deems appropriate, in its sole discretion, to effectuate the request of the Requisite Lenders.

(n) Notice of Default.

Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default or any event which, with passage of time or giving of notice, could become an Event of Default, except with respect to Events of Default arising as a result of Borrower’s failure to pay principal, interest or fees required to be paid to Agent for the benefit of Lenders, unless Agent shall have received written notice from a Lender or Borrower describing such Event of Default or event which, with the passage of time or giving of notice, could become an Event of Default, and which identifies such event as a “notice of default”. Upon receipt of any such notice or Agent becoming aware of Borrower’s failure to pay principal, interest or fees required to be paid to Agent for the benefit of Lenders, Agent will notify each Lender of such receipt or event.

(o) Intercreditor Agreement.

Each of the Lenders hereby agrees to be bound by the terms and provisions of the Intercreditor Agreement as a “Second Lien Claimholder” as defined in the Intercreditor Agreement as if such Lender were a signatory thereto and hereby authorizes Agent to enter into, execute and perform its obligations under the Intercreditor Agreement.

Section II. Administrative Agent.

(a) Appointment of Administrative Agent.

(i) Each Lender hereby designates LaSalle Bank National Association as Administrative Agent to act as herein specified. Each Lender hereby irrevocably authorizes Administrative Agent to take such action on its behalf under the provisions of this Agreement, the Other Agreements and the notes and any other instruments and agreements referred to herein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of Administrative Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto. Except as otherwise provided herein, Administrative Agent shall hold all payments of principal, interest, fees, charges and expenses received pursuant to this Agreement or any of the Other Agreements for the benefit of Lenders. Administrative Agent may perform any of its duties hereunder by or through its agents or employees.

(ii) The provisions of this Section 19 (other than Section 19(i) in each of Sections I. and II.) are solely for the benefit of Agent, Administrative Agent and Lenders, and neither Borrower nor any other Obligor shall have any rights as a third party beneficiary of any of the provisions of this Section 19 (other than Section 19(i) in each of Sections I. and II.). In performing its functions and duties under this Agreement, Administrative Agent shall act solely as agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any Obligor.

(b) Nature of Duties of Administrative Agent.

Administrative Agent shall not have duties, obligations or responsibilities except those expressly set forth in this Agreement and the Other Agreements. Neither Administrative Agent nor any of its officers, directors, employees or agents shall be liable for any action taken or omitted by it as such hereunder or in connection herewith, unless caused by its or their gross negligence or willful misconduct. The duties of Administrative Agent shall be mechanical and administrative in nature; Administrative Agent shall not have by reason of this Agreement or the Other Agreements a fiduciary relationship in respect of any Lender; and nothing in this Agreement or the Other Agreements, expressed or implied, is intended to or shall be so construed as to impose upon Administrative Agent any obligations in respect of this Agreement or the Other Agreements except as expressly set forth herein.

(c) Lack of Reliance on Administrative Agent.

(i) Independently and without reliance upon Administrative Agent, each Lender, to the extent it deems appropriate, has made and shall continue to make (A) its own independent investigation of the financial or other condition and affairs of Administrative Agent, each Obligor and any other Lender in connection with the taking or not taking of any action in connection herewith and (B) its own appraisal of the creditworthiness of Administrative Agent, each Obligor and any other Lender, and, except as expressly provided in this Agreement, Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Term Loan or at any time or times thereafter.

(ii) Administrative Agent shall not be responsible to any Lender for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, collectibility, priority or sufficiency of this Agreement or the Other Agreements or any notes or the financial or other condition of any Obligor. Administrative Agent shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or the Other Agreements, or the financial condition of any Obligor, or the existence or possible existence of any Event of Default.

(d) Certain Rights of Administrative Agent.

Administrative Agent shall have the right to request instructions from Requisite Lenders or all Lenders, as applicable, pursuant to this Agreement, by notice to each Lender. If Administrative Agent shall request instructions from Requisite Lenders or all Lenders, as applicable, with respect to any act or action (including the failure to act) in connection with this Agreement, Administrative Agent shall be entitled to refrain from such act or taking such action unless and until Administrative Agent shall have received instructions from Requisite Lenders or all Lenders, as applicable, and Administrative Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Administrative Agent as a result of Administrative Agent acting or refraining from acting hereunder in accordance with the instructions of Requisite Lenders or all Lenders, as applicable.

(e) Reliance by Administrative Agent.

Administrative Agent shall be under no duty to examine, inquire into, or pass upon the validity, effectiveness or genuineness of this Agreement, any of the Other Agreements or any instrument, document or communication furnished pursuant hereto or thereto or in connection herewith or therewith. Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, radiogram, order, electronic mail or other documentary, teletransmission or telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person. Administrative Agent may consult with legal counsel (including counsel for any Obligor with respect to matters concerning any Obligor), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

(f) Indemnification of Administrative Agent.

To the extent Administrative Agent is not promptly reimbursed and indemnified by Borrower, each Lender will reimburse and indemnify Administrative Agent, in proportion to its Pro Rata Share, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Administrative Agent in performing its duties hereunder, in any way relating to or arising out of this Agreement; provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Administrative Agent’s gross negligence or willful misconduct. If any indemnity furnished to Administrative Agent for any purpose shall, in the opinion of Administrative Agent, be insufficient or become impaired, Administrative Agent may call for additional indemnities and cease to do, or not commence, the acts to be indemnified against, even if so directed by Requisite Lenders or all Lenders, as applicable, until such additional indemnification is provided. The obligations of Lenders under this subsection 19(f) shall survive the payment in full of the Liabilities and the termination of this Agreement.

(g) Administrative Agent in its Individual Capacity.

With respect to the Term Loan made by it pursuant hereto, if any, Administrative Agent shall have the same rights and powers hereunder as any other Lender or holder of a note or participation interest and may exercise the same as though it was not performing the duties specified herein; and the term “Lenders,” or any similar terms shall, unless the context clearly otherwise indicates, include Administrative Agent in its individual capacity. Administrative Agent may accept deposits from, lend money to, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisor or other business with Borrower or any Affiliate of Borrower as if it were not performing the duties specified herein, and may accept fees and other consideration from Borrower for services in connection with this Agreement and otherwise without having to account for the same to Lenders, to the extent such activities are not in contravention of the terms of this Agreement.

(h) Holders of Notes.

Administrative Agent may deem and treat the payee of any promissory note as the owner thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof shall have been filed with Administrative Agent. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any promissory note, shall be conclusive and binding on any subsequent holder, transferee or assignee of such promissory note or of any promissory note or notes issued in exchange therefor.

(i) Successor Administrative Agent.

(i) Administrative Agent may, upon five (5) Business Days’ notice to Lenders and Borrower, resign at any time (effective upon the appointment of a successor Administrative Agent pursuant to the provisions of this subsection 19(i)) by giving written notice thereof to Lenders and Borrower. Upon any such resignation, Requisite Lenders with, so long as no Event of Default exists, the consent of Borrower (which consent shall not be unreasonably withheld or delayed) shall have the right, upon five (5) days’ notice, to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by Requisite Lenders and accepted such appointment, within thirty (30) days after the retiring Administrative Agent’s giving of notice of resignation, then, upon five (5) days’ notice, the retiring Administrative Agent may with, so long as no Event of Default exists, the consent of Borrower (which consent shall not be unreasonably withheld or delayed) on behalf of Lenders, appoint a successor Administrative Agent, which shall be a bank or a trust company or other financial institution which maintains an office in the United States, or a commercial bank organized under the laws of the United States of America or of any State thereof, or any affiliate of such bank or trust company or other financial institution which is engaged in the banking business, having a combined capital and surplus of at least Fifty Million and No/100 Dollars ($50,000,000.00).

(ii) Upon the acceptance of any appointment as an Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 19 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Administrative Agent under this Agreement.

(j) Removal/Replacement of Administrative Agent.

(i) Agent may at any time remove LaSalle Bank National Association as Administrative Agent hereunder. Agent shall thereafter succeed LaSalle Bank National Association as Administrative Agent hereunder or shall appoint a successor Administrative Agent. Agent shall give prompt notice to LaSalle Bank National Association and the Borrower of such removal and successor. If Agent elects to appoint a successor other than itself, such successor Administrative Agent shall be a bank or a trust company or other financial institution which maintains an office in the United States, or a commercial bank organized under the laws of the United States of America or of any State thereof, or any affiliate of such bank or trust company or other financial institution which is engaged in the banking business, having a combined capital and surplus of at least Fifty Million and No/100 Dollars ($50,000,000.00).

(ii) Upon the acceptance of any appointment as an Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 19 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Administrative Agent under this Agreement.

(iii) The foregoing provisions shall not be applicable if LaSalle Bank National Association is Agent hereunder.

(k) Actions with Respect to Defaults.

In addition to Administrative Agent’s right to take actions on its own accord as permitted under this Agreement, Administrative Agent shall take such action with respect to an Event of Default as shall be directed by Requisite Lenders or all Lenders, as applicable, under this Agreement; provided, that until Administrative Agent shall have received such directions, Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable and in the best interests of Lenders. No Lender shall have any right individually to enforce or seek to enforce this Agreement or any Other Agreement or to realize upon any Collateral, unless instructed to do so by Administrative Agent.

(l) Delivery of Information.

Administrative Agent shall not be required to deliver to any Lender originals or copies of any documents, instruments, notices, communications or other information received by Administrative Agent from Borrower or any other Obligor, Requisite Lenders, any Lender or any other Person under or in connection with this Agreement or any Other Agreement except (i) as specifically provided in this Agreement or any Other Agreement and (ii) as specifically requested from time to time in writing by any Lender with respect to a specific document, instrument, notice or other written communication received by and in the possession of Administrative Agent at the time of receipt of such request and then only in accordance with such specific request.

(m) [Intentionally Omitted.]

(n) Notice of Default.

Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default or any event which, with passage of time or giving of notice, could become an Event of Default, except with respect to Events of Default arising as a result of Borrower’s failure to pay principal, interest or fees required to be paid to Administrative Agent for the benefit of Lenders, unless Administrative Agent shall have received written notice from a Lender or Borrower describing such Event of Default or event which, with the passage of time or giving of notice, could become an Event of Default, and which identifies such event as a “notice of default”. Upon receipt of any such notice or Administrative Agent becoming aware of Borrower’s failure to pay principal, interest or fees required to be paid to Administrative Agent for the benefit of Lenders, Administrative Agent will notify each Lender of such receipt or event.

20. ASSIGNABILITY.

(a) Borrower shall not have the right to assign this Agreement or any interest therein except with the prior written consent of Agent and all Lenders.

(b) Any Lender may make, carry or transfer its portion of the Term Loan at, to or for the account of, any of its branch offices or the office of an affiliate of such Lender except to the extent such transfer would result in increased costs to Borrower (including, without limitation, under Section 4 of this Agreement).

(c) Each Lender may, with the consent of Agent and Borrower (provided, that Borrower’s consent (i) shall not be unreasonably withheld or delayed, (ii) shall not be required if an Event of Default exists and (iii) shall not be required for an assignment by a Lender to a Lender or an affiliate of a Lender), but without the consent of any other Lender, assign to one or more banks or other financial institutions all or a portion of its rights and obligations under this Agreement and the Other Agreements; provided, that (i) for each such assignment, the parties thereto shall execute and deliver to Administrative Agent, for its acceptance and recording in the Register (as defined below), an Assignment and Acceptance Agreement in the form attached hereto as Exhibit D (the “Assignment and Acceptance”), and a processing and recordation fee of Three Thousand Five Hundred and No/100 Dollars ($3,500.00) to be paid by the assignee, and (ii) no such assignment shall be for less than Five Hundred Thousand and No/100 Dollars ($500,000.00). Upon such execution and delivery of the Assignment and Acceptance to Administrative Agent and Administrative Agent’s recording of such assignment in the Register, from and after the date specified as the effective date in the Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto, and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, such assignee shall have the rights and obligations of a Lender hereunder and (y) the assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than any rights it may have prior to such assignment pursuant to Section 23 of this Agreement which will survive) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto). Any attempted assignment or transfer in violation of this Section 20(c) shall be null and void.

(d) By executing and delivering an Assignment and Acceptance, the assignee thereunder confirms and agrees as follows: (i) other than as provided in such Assignment and Acceptance, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement and the Other Agreements or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any of the Other Agreements, (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or any other Obligor or the performance or observance by Borrower or any other Obligor of its obligations under this Agreement and the Other Agreements, (iii) such assignee confirms that it has received a copy of this Agreement and the Other Agreements, together with copies of the financial statements referred to in Section 9 of this Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such assignee will, independently and without reliance upon Agent, Administrative Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (v) such assignee appoints and authorizes each of Agent and Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to Agent and Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(e) Administrative Agent shall, maintain at its address referred to in Section 24 of the Agreement a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of Lenders and the Term Loan Commitment of, and principal amount of the Term Loan owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and Borrower, Agent, Administrative Agent and Lenders shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register and copies of each Assignment and Acceptance shall be available for inspection by Borrower, Agent, Administrative Agent or any Lender at any reasonable time and from time to time upon reasonable prior notice. The Term Loan and any promissory notes evidencing the Term Loan are registered obligations and the right, title and interest of any Lender and/or its assignees in and to the Term Loan or promissory notes, as applicable, shall be transferable only upon notation of such transfer in the Register. This Section 20(e) shall be construed so that the Term Loan and any promissory notes evidencing the Term Loan are at all times maintained in “registered form” within the meaning of sections 163(f), 871(h)(2) and 881(c)(2) of the Code and the applicable Treasury Regulations.

(f) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender, Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit D hereto, and in accordance with the provisions of this Section 20, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to Borrower. Within five (5) Business Days after its receipt of such notice, Borrower shall execute and deliver to Administrative Agent in exchange for the surrendered promissory note or notes, a new promissory note or notes to the order of the assignee in amounts equal to such assignee’s outstanding portion of the Term Loan hereunder and, if the assigning Lender has retained a portion of its Term Loan, a new promissory note or notes to the order of the assigning Lender in an amount equal to the remaining outstanding portion of the Term Loan hereunder of such assigning Lender under the terms of this Agreement. Such new promissory note or notes shall re-evidence the indebtedness outstanding under the old promissory note or notes and shall be in the aggregate principal amount of such surrendered promissory note or notes, shall be dated of even date herewith and shall otherwise be in substantially the form of the promissory note or notes subject to such assignment.

(g) Each Lender may sell participations (without the consent of Agent, Administrative Agent, Borrower or any other Lender) to one or more parties, in or to all (or a portion) of its rights and obligations under this Agreement (including, without limitation, all or a portion of the Term Loan owing to it); provided, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) Borrower, Agent, Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement or any Other Agreement, (iv) such Lender shall not transfer, grant, assign or sell any participation under which the participant shall have rights to approve any amendment or waiver of this Agreement or any Other Agreement and (v) any such participant shall not be entitled to receive any greater payments under this Agreement or any Other Agreement than such Lender would have been entitled to receive with respect to the rights participated.

(h) Each Lender agrees that, without the prior written consent of Borrower and Agent, it will not make any assignment hereunder in any manner or under any circumstances that would require registration or qualification of, or filings in respect of, any Loan or other Liabilities under the securities laws of the United States of America or of any jurisdiction.

(i) In connection with the efforts of any Lender to assign its rights or obligations or to participate interests, such Lender may disclose any information in its possession regarding Borrower, provided that any assignee or participant or any potential assignee or participant agrees to follow and be bound by the confidentiality requirements set forth in Section 28 hereof.

21. AMENDMENTS, ETC.

No amendment or waiver of any provision of this Agreement or any of the Other Agreements to which Borrower, Agent, Administrative Agent or any Lender is a party, nor consent to any departure by any Obligor therefrom, shall in any event be effective unless the same shall be in writing and signed by Borrower and Requisite Lenders, or if Lenders shall not be parties thereto, by the parties thereto and consented to by Requisite Lenders, and each such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that no amendment, waiver or consent shall, unless in writing and signed by all Lenders, do any of the following: (i) subject Lenders to any additional obligations to extend credit to Borrower, (ii) reduce the principal of, or interest on, the Term Loan (other than as expressly permitted herein) or any fees hereunder, (iii) postpone any date fixed for any payment in respect of principal of, or interest on, the Loan or any fees hereunder, (iv) change the Pro Rata Shares of Lenders, or any minimum requirement necessary for Lenders or Requisite Lenders to take any action hereunder, (v) amend or waive this Section 21, or change the definition of Requisite Lenders, or (vi) except in connection with the financing, refinancing, sale or other disposition of any asset of Borrower permitted under this Agreement (or to the extent Requisite Lender approval only is required with any such release pursuant to subsection 19(j) hereof), release or subordinate any liens in favor of Agent, for the benefit of Agent, Administrative Agent and Lenders, on any of the Collateral and provided further, that no amendment, waiver or consent affecting the rights or duties of Agent and/or Administrative Agent under this Agreement or any Other Agreement shall in any event be effective, unless in writing and signed by Agent or Administrative Agent (as applicable) in addition to Lenders required hereinabove to take such action.

In the event that any consent, waiver or amendment requiring the agreement of all Lenders as set forth above is agreed to by the Requisite Lenders, but not all Lenders, Agent may, in its sole discretion, cause any non-consenting Lender to assign its rights and obligations under this Agreement and the Other Agreements to one or more new Lenders or existing Lenders in the manner and according to the terms set forth in Section 20 of this Agreement; provided, that (i) no Lender may be required to assign its rights and obligations to a new Lender because such lender is unwilling to increase its own loan commitments, (ii) such new Lender must be willing to consent to the proposed amendment, waiver or consent and (iii) in connection with such assignment the new Lender pays the assigning Lender an amount equal to the Liabilities owing to such assigning Lender, including all principal, accrued and unpaid interest and accrued and unpaid fees to the date of assignment. Such assignment shall occur within thirty (30) days of notice by Agent to such non-consenting Lender and to Administrative Agent of Agent’s intent to cause such non-consenting Lender to assign its interests hereunder.

22. NONLIABILITY OF AGENTS AND LENDERS.

The relationship among Borrower, on the one hand, and Agent, Administrative Agent and Lenders on the other hand, shall be solely that of borrower and lender. Neither Agent, Administrative Agent nor any Lender shall have any fiduciary responsibilities to Borrower. Neither Agent, Administrative Agent nor any Lender undertakes any responsibility to Borrower to review or inform Borrower of any matter in connection with any phase of Borrower’s business or operations.

23. INDEMNIFICATION.

Borrower agrees to defend (with counsel reasonably satisfactory to each of Agent and Administrative Agent), protect, indemnify and hold harmless Agent, Administrative Agent and each Lender, each affiliate or subsidiary of Agent and each Lender, and each of their respective shareholders, members, officers, directors, managers, employees, attorneys and agents (each an "Indemnified Party”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature (including, without limitation, the disbursements and the reasonable fees of counsel for each Indemnified Party in connection with any investigative, administrative or judicial proceeding, whether or not the Indemnified Party shall be designated a party thereto), which may be imposed on, incurred by, or asserted against, any Indemnified Party (whether direct, indirect or consequential and whether based on any federal, state or local laws or regulations, including, without limitation, securities laws and regulations, Environmental Laws and commercial laws and regulations, under common law or in equity, or based on contract or otherwise) in any manner relating to or arising out of this Agreement or any Other Agreement, or any act, event or transaction related or attendant thereto, the making or issuance and the management of the Term Loan or the use or intended use of the proceeds of the Term Loan; provided, however, that (i) the provisions of this Section 23 shall not apply with respect to taxes (which shall be governed by Section 4(b) hereof) and (ii) Borrower shall not have any obligation hereunder to any Indemnified Party with respect to matters caused by or resulting from the willful misconduct or gross negligence of such Indemnified Party. To the extent that the undertaking to indemnify set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, Borrower shall satisfy such undertaking to the maximum extent permitted by applicable law. Any liability, obligation, loss, damage, penalty, cost or expense covered by this indemnity shall be paid to each Indemnified Party on demand, and, failing prompt payment, shall, together with interest thereon at the highest rate then applicable to Term Loan hereunder from the date incurred by each Indemnified Party until paid by Borrower, be added to the Liabilities of Borrower and be secured by the Collateral. The provisions of this Section 23 shall survive the satisfaction and payment of the other Liabilities and the termination of this Agreement. Agent shall provide invoices for such fees, costs, expenses and charges of Persons other than Agent, Administrative Agent or Lenders to Borrower promptly after receipt thereof from such Persons.

24. NOTICE.

All written notices and other written communications with respect to this Agreement shall be sent by ordinary, certified or overnight mail, by telecopy or delivered in person, and in the case of (i) Agent shall be sent to it at 135 South LaSalle Street, Chicago, Illinois 60603-4105, attention: Steve Fenton, Esq., facsimile number: (312) 904-6109 or as otherwise directed by Agent in writing, (ii) Administrative Agent shall be sent to it at 135 South LaSalle Street, Chicago, Illinois 60603-4105, attention: Steve Fenton, Esq., facsimile number: (312) 904-6109 or as otherwise directed by Administrative Agent in writing, (iii) in the case of a Lender shall be sent to it at the address set forth below its name on the signature page hereto or in the Assignment and Acceptance Agreement or as otherwise directed by such Lender in writing, and (iv) in the case of Borrower shall be sent to it at its principal place of business set forth on Exhibit A hereto or as otherwise directed by Borrower in writing. All notices shall be deemed received upon actual receipt thereof or refusal of delivery.

25. CHOICE OF GOVERNING LAW; CONSTRUCTION; FORUM SELECTION.

This Agreement and the Other Agreements to which Borrower is a party are submitted by Borrower to Agent, Administrative Agent and Lenders for their acceptance or rejection at Agent’s principal place of business as an offer by Borrower to borrow monies from Agent and Lenders now and from time to time hereafter, and shall not be binding upon Agent, Administrative Agent or any Lender or become effective until accepted by Agent, Administrative Agent and Lenders, in writing, at said place of business. If so accepted by Agent, Administrative Agent and Lenders, this Agreement and the Other Agreements shall be deemed to have been made at said place of business. THIS AGREEMENT AND THE OTHER AGREEMENTS SHALL BE GOVERNED AND CONTROLLED BY THE LAWS OF THE STATE OF ILLINOIS AS TO INTERPRETATION, ENFORCEMENT, VALIDITY, CONSTRUCTION, EFFECT, AND IN ALL OTHER RESPECTS, INCLUDING, WITHOUT LIMITATION, THE LEGALITY OF THE INTEREST RATE AND OTHER CHARGES. If any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or remaining provisions of this Agreement.

BORROWER HEREBY CONSENTS AND SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY LOCAL, STATE OR FEDERAL COURTS LOCATED WITHIN THE CITY OF CHICAGO AND STATE OF ILLINOIS FOR ALL ACTIONS OR PROCEEDINGS IN ANY WAY, MANNER OR RESPECT, ARISING OUT OF OR FROM OR RELATED TO THIS AGREEMENT, THE OTHER AGREEMENTS OR THE COLLATERAL. BORROWER HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON BORROWER BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO BORROWER AT THE ADDRESS SET FORTH FOR NOTICE IN THIS AGREEMENT AND TO THE EXTENT PERMITTED BY LAW SERVICE SO MADE SHALL BE COMPLETE TEN (10) DAYS AFTER THE SAME HAS BEEN POSTED. BORROWER HEREBY WAIVES ANY RIGHT IT MAY HAVE TO TRANSFER OR CHANGE THE VENUE OF ANY LITIGATION BROUGHT AGAINST BORROWER BY AGENT, ADMINISTRATIVE AGENT OR LENDERS IN ACCORDANCE WITH THIS SECTION.

26. HEADINGS OF SUBDIVISIONS.

The headings of subdivisions in this Agreement are for convenience of reference only, and shall not govern the interpretation of any of the provisions of this Agreement.

27. POWER OF ATTORNEY.

Borrower acknowledges and agrees that its appointments of Agent and Administrative Agent as its attorneys and agents-in-fact for the purposes specified in this Agreement are appointments coupled with interests and shall be irrevocable until all of the Liabilities are satisfied and paid in full and this Agreement is terminated.

28. CONFIDENTIALITY.

Borrower, Agent, Administrative Agent and each Lender hereby agree to use commercially reasonable efforts to assure that any and all information relating to Borrower or any Obligor which is (i) furnished by Borrower or any Obligor to Agent, Administrative Agent or any Lender (or to any affiliate of Agent, Administrative Agent or any Lender); and (ii) non-public, confidential or proprietary in nature or credit information, shall be kept confidential by Agent, Administrative Agent and such Lender or such affiliate in accordance with applicable law; provided, however, that such information and other credit information relating to Borrower may be distributed by such party to such party’s directors, officers, employees, attorneys, affiliates, assignees, participants, auditors, agents and regulators, to Agent, Administrative Agent and any other Lender and upon the order of a court or other governmental agency having jurisdiction over Agent, Administrative Agent or such Lender or such affiliate, to any other party. In addition such information and other credit information may be distributed by Agent, Administrative Agent or any Lender to potential participants or assignees of any portion of the Liabilities, provided, that such potential participant or assignee agrees to follow the confidentiality requirements set forth herein. Borrower, Agent, Administrative Agent and each Lender further agree that this provision shall survive the termination of this Agreement. Notwithstanding the foregoing, Borrower hereby consents to Agent and/or Administrative Agent publishing a tombstone or similar advertising material relating to the financing transaction contemplated by this Agreement.

29. COUNTERPARTS.

This Agreement, any of the Other Agreements and any amendments, waivers, consents or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which, when so executed and delivered, shall be deemed an original, but all of which counterparts together shall constitute but one agreement.

30. ELECTRONIC SUBMISSIONS.

Upon not less than thirty (30) days’ prior written notice (the “Approved Electronic Form Notice”) by Agent and Administrative Agent and subject to Borrower’s consent (which consent shall not be unreasonably withheld or delayed), each of Agent and Administrative Agent may permit or require that any of the documents, certificates, forms, deliveries or other communications, authorized, required or contemplated by this Agreement or the Other Agreements, be submitted to Agent and Administrative Agent in “Approved Electronic Form” (as hereafter defined), subject to any reasonable terms, conditions and requirements in the applicable Approved Electronic Forms Notice. For purposes hereof “Electronic Form” means e-mail, e-mail attachments, data submitted on web-based forms or any other communication method that delivers machine readable data or information to Agent, and “Approved Electronic Form” means an Electronic Form that has been approved in writing by Agent and Administrative Agent (which approvals have not been revoked or modified by Agent and Administrative Agent) and sent to Borrower in an Approved Electronic Form Notice. Except as otherwise specifically provided in the applicable Approved Electronic Form Notice, any submissions made in an applicable Approved Electronic Form shall have the same force and effect that the same submissions would have had if they had been submitted in any other applicable form authorized, required or contemplated by this Agreement or the Other Agreements.

31. WAIVER OF JURY TRIAL; OTHER WAIVERS.

(a) BORROWER, AGENT, ADMINISTRATIVE AGENT AND EACH LENDER EACH HEREBY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING WHICH PERTAINS DIRECTLY OR INDIRECTLY TO THIS AGREEMENT, ANY OF THE OTHER AGREEMENTS, THE LIABILITIES, THE COLLATERAL, ANY ALLEGED TORTIOUS CONDUCT BY BORROWER, AGENT, ADMINISTRATIVE AGENT OR SUCH LENDER OR WHICH, IN ANY WAY, DIRECTLY OR INDIRECTLY, ARISES OUT OF OR RELATES TO THE RELATIONSHIP AMONG BORROWER, AGENT, ADMINISTRATIVE AGENT AND LENDERS. IN NO EVENT SHALL AGENT OR ANY LENDER BE LIABLE FOR LOST PROFITS OR OTHER SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.

(b) Borrower hereby waives demand, presentment, protest and notice of nonpayment, and further waives the benefit of all valuation, appraisal and exemption laws.

(c) Borrower hereby waives the benefit of any law that would otherwise restrict or limit Agent, Administrative Agent or any Lender or any affiliate of Agent, Administrative Agent or any Lender in the exercise of its right, which is hereby acknowledged and agreed to, to set-off against the Liabilities that are due and payable, without notice at any time upon the occurrence and during the continuance of an Event of Default, any indebtedness, matured or unmatured, owing by Agent, Administrative Agent or any Lender or such affiliate of Agent, Administrative Agent or any Lender to Borrower, including, without limitation any Deposit Account at Agent, Administrative Agent or any Lender or such affiliate. Borrower waives every defense, counterclaim (other than counterclaims which would be waived if not made) or set-off which Borrower may now have or hereafter may have to any action by Agent, Administrative Agent and Lenders in enforcing this Agreement or the Other Agreements and/or any of the Liabilities, or in enforcing Agent’s rights in the Collateral and ratifies and confirms whatever Agent, Administrative Agent and Lenders may do in accordance with the terms hereof and agrees that Agent, Administrative Agent and Lenders shall not be liable for any error in judgment or mistakes of fact or law except for Agent’s, Administrative Agent’s or any Lender’s gross negligence or willful misconduct.

(d) TO THE EXTENT PERMITTED BY LAW, BORROWER HEREBY WAIVES ALL RIGHTS TO NOTICE AND HEARING OF ANY KIND PRIOR TO THE EXERCISE BY AGENT OR ANY LENDER OF ITS RIGHTS TO REPOSSESS THE COLLATERAL OF BORROWER WITHOUT JUDICIAL PROCESS OR TO REPLEVY, ATTACH OR LEVY UPON SUCH COLLATERAL.

(e) Agent’s, Administrative Agent’s and/or Lenders’ failure, at any time or times hereafter, to require strict performance by Borrower of any provision of this Agreement or any of the Other Agreements shall not waive, affect or diminish any right of Agent, Administrative Agent or any Lender thereafter to demand strict compliance and performance therewith. Any suspension or waiver by Agent or any Lender of an Event of Default under this Agreement or any default under any of the Other Agreements shall not suspend, waive or affect any other Event of Default under this Agreement or any other default under any of the Other Agreements, whether the same is prior or subsequent thereto and whether of the same or of a different kind or character. No delay on the part of Agent, Administrative Agent or any Lender in the exercise of any right or remedy under this Agreement or any Other Agreement shall preclude other or further exercise thereof or the exercise of any right or remedy.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

APAC CUSTOMER SERVICES, INC. By /s/ George H. Hepburn III

Title Senior Vice President and CFO

Address: Six Parkway North Deerfield, Illinois 60015

LASALLE BANK NATIONAL ASSOCIATION,
as Agent
By /s/ Andrew Heinz
Title First Vice President

LASALLE BANK NATIONAL ASSOCIATION, as Administrative Agent
By /s/ Andrew Heinz
Title	First Vice President

LASALLE BANK NATIONAL ASSOCIATION,
as a Lender
By /s/ Andrew Heinz
Title First Vice President
Address: 135 South LaSalle Street
Chicago, Illinois 60603-4105
Term Loan Commitment: $15,000,000